Exhibit 10.1

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (including all schedules, exhibits and other agreements attached hereto or made a part hereof, and all amendments hereto, this “Agreement”) is made and entered into as of July 10, 2014, by and among MGC Diagnostics Belgium S.P.R.L., a private limited liability company incorporated under Belgium law and a subsidiary of MGC Diagnostics Corporation (“Purchaser”), Guy Martinot (“G. Martinot”) and Jean-Benoît Martinot (“J. Martinot” and, together with G. Martinot, the “Shareholders”).

RECITALS

          WHEREAS, the Shareholders collectively own 100% of the issued and outstanding shares of capital stock (the “Shares”) of MediSoft SA, a limited liability company (“société anonyme”) incorporated under Belgian law having its registered office at 5503 Sorinnes – Dinant (Belgium), Route de la Voie Cuivrée 1, registered in the register of legal entities under number 429.958.042 (the “Company”);

          WHEREAS, the Shareholders desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from the Shareholders, on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, capitalized terms that are used but not defined in the body of this Agreement are defined in Exhibit A hereto (such meanings to be equally applicable to the singular and the plural forms thereof); and

          WHEREAS, Section 10.14 hereof provides a table of terms that are defined in the body of this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1.

PURCHASE AND SALE

          Section 1.1     Agreement to Sell. At the closing of the transactions contemplated hereby (the “Closing”), the Shareholders will grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, the Shares, free and clear of all Encumbrances.

          Section 1.2     Agreement to Purchase. At the Closing, Purchaser will purchase all of the Shares from the Shareholders, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of the Shareholders contained herein, in exchange for the Purchase Price.

          Section 1.3     Purchase Price. The aggregate purchase price to be paid by Purchaser to the Shareholders for the Shares (the “Purchase Price”) is: (a) (i) Five Million Eight Hundred Thousand

Euro (€5,800,000) minus (ii) the aggregate amount of Company Indebtedness as of the Closing, but excluding for purposes of this Section 1.3 only the amounts contemplated by subparagraph (j) of the definition of Company Indebtedness, minus (iii) the Incremental Subsidiary Purchase Price (the amount so determined pursuant to this clause (a), the “Closing Cash Consideration”); plus (b) the issuance of the Warrants at the Closing. The Closing Cash Consideration will be paid to the Shareholders at the Closing in accordance with Section 2.2(b)(i).

ARTICLE 2.

CLOSING

          Section 2.1     Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Marx Van Ranst Vermeersch & Partners in Brussels, Belgium at 10:00 a.m., local time, on the later to occur of (a) August 1, 2014 or (b) the first Business Day of the calendar month following the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions precedent to the obligations of the parties set forth in Article 7 (other than those conditions that by their nature or terms are to be satisfied by the delivery of documents or the payment of money at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of those conditions). The date on which the Closing occurs will be referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective as of 12:00:01 a.m., Minneapolis time, on the Closing Date. All documents delivered and actions taken at the Closing will be deemed to have been delivered or taken simultaneously.

          Section 2.2      Deliveries at Closing. At the Closing and subject to the terms and conditions herein contained:

(a) The Shareholders will deliver to Purchaser the following:

(i) the register of shares of the Company;

(ii) the minute books, stock ledgers, stock certificate books and seals of the Company and its Subsidiaries;

          (iii)        an irrevocable first demand bank guarantee, in the form and substance satisfactory to Purchaser, duly executed and issued by ING Belgium S.A. (guaranteeing an amount equal to ten percent (10%) of the Closing Cash Consideration to provide security for the Shareholders’ indemnification obligations under Article 9 of this Agreement);

(iv) a release of claims, each in form attached hereto as Exhibit B, duly executed by each of the Shareholders;

(v) employment-related documentation, in form and substance reasonably satisfactory to Purchaser, duly executed by each of the individuals set forth on Schedule 2.2(a)(v);

(vi) such Encumbrance releases, payoff letters or termination statements, in form and substance reasonably satisfactory to Purchaser, as

Purchaser may reasonably request to evidence the release and discharge of any Encumbrances (other than Permitted Encumbrances) on the assets or properties of the Company or its Subsidiaries or the Shares;

(vii) a resignation, each in the form attached hereto as Exhibit C, duly executed by each director of the Company or any of its Subsidiaries;

          (viii)       evidence, in form and substance reasonably satisfactory to Purchaser, that each of the agreements set forth on Section 2.2(a)(viii) of the Disclosure Schedule (collectively, the “Terminated Agreements”) has been terminated;

          (ix)         evidence, in form and substance reasonably satisfactory to Purchaser, of the repayment of all loans made by the Company or any of its Subsidiaries to any Person (including, without limitation, the repayment of the G. Martinot Debt Obligation);

          (x)          evidence, in form and substance reasonably satisfactory to Purchaser, that each of the Company’s Subsidiaries is wholly owned by the Company as of the Closing, which shall specifically include, without limitation: (1) the most recent share transfer agreements regarding Medisoft France Sarl; (2) the most recent notarial transfer of share interest deed regarding Medisoft Germany GmbH; and (3) an up to date certificate of ownership of the shares of Medisoft RAM Italia S.R.L issued by the Register of Enterprises;

          (xi)         evidence, in form and substance satisfactory to Purchaser, that none of the Company, any of its Subsidiaries or any of their respective Affiliates have or will have any liability to the Walloon Region arising out of or relating to the Walloon Region Grant Agreement);

(xii) a service agreement, in form and substance satisfactory to Purchaser (the “Laurent Martinot Service Agreement”), duly executed by Laurent Martinot;

          (xiii)       an extract of the central criminal register (“extrait du casier judiciaire central”) of the Company, as of the most recent practicable date, and a certificate of good standing of each Subsidiary of the Company, as of the most recent practicable date, from the jurisdiction of incorporation or organization of each such Subsidiary;

(xiv) the deed of incorporation of the Company and each of its Subsidiaries;

(xv) the articles of association of the Company and each of its Subsidiaries as in effect as of the Closing Date;

(xvi) the certificates of the Shareholders required to be delivered pursuant to Section 6.14 and Section 7.3(d), duly executed by each of the Shareholders;

          (xvii)       a certificate of the Shareholders, certifying the aggregate amount the Company Indebtedness as of the Closing, duly executed by each of the Shareholders (it being understood that (i) such certificate shall itemize each separate component of the Company Indebtedness and (ii) the Shareholders shall provide Purchaser with documentation, in form and substance satisfactory to Purchaser, evidencing the aggregate amount of each separate component of the Company Indebtedness as of the Closing);

          (xviii)      a certificate of a duly authorized person of the Company and each of its Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to no amendments to such entity’s deed of incorporation or articles of association since the date of the deed and articles specified in clauses (xiv) or (xv), respectively;

          (xix)        all consents, waivers or approvals required to be obtained by the Shareholders in connection with the consummation of the transactions contemplated hereby (whether from a Governmental Entity or other third party);

(xx) the Aerocrine License Agreement Amendment, duly executed by Aerocrine AB and the Company;

(xxi) the New Service Agreement, between the Company and BMG Medical SA, duly executed by the Company and BMG Medical SA;

          (xxii)       certificates of tax good standing, lien waivers and other state tax certificates as reasonably requested by Purchaser; (“Bescheinigung in Steuersachen” for Medisoft Germany GmbH and “Certificato di vigenza con dicitura di non fallimento” for Medifoft Ram Italia S.r.l)”);

(xxiii) the Funds Flow Agreement, duly executed by each of the Shareholders;

(xxiv) the Right of First Offer Agreement, duly executed by J. Martinot; and

(xxv) such other documents, certificates or instruments as Purchaser may reasonably request, in form and substance reasonably satisfactory to Purchaser.

(b) Purchaser will deliver to the Shareholders (or to such other third party as is specified below, as applicable) the following:

(i) each Shareholder’s Pro Rata Share of the Closing Cash Consideration, by wire transfer of immediately available funds to such bank accounts designated in writing by the Shareholders;

(ii) the Warrants, duly executed by Parent;

(iii) the Funds Flow Agreement, duly executed by Purchaser;

(iv) the Laurent Martinot Service Agreement, duly executed by the Company;

(v) the Right of First Offer Agreement, duly executed by the Company; and

(vi) the certificate of Purchaser required to be delivered pursuant to Section 7.2(c), duly executed by Purchaser.

          (c)       All deliveries, payments and other transactions and documents relating to the Closing will be interdependent and none will be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

          Section 2.3      Other actions at Closing.

(a) The parties to this Agreement will sign the transfer of the Shares in the register of shares of the Company.

(b) Purchaser shall hold a shareholders’ meeting of the Company in order to approve the following decisions:

(i) Acknowledgement of the resignation of the directors; and

(ii) Appointment of new directors.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

          To induce Purchaser to enter into this Agreement, the Shareholders jointly and severally represent and warrant to Purchaser, except as otherwise disclosed in the Disclosure Schedule, as follows:

          Section 3.1      Organization; Qualification. The Company is a limited liability company (“société anonyme”) duly organized, validly existing and in good standing under the laws of Belgium. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity in each of the jurisdictions set forth on Section 3.1 of the Disclosure Schedule, which constitute all of the jurisdictions where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. True, complete and correct copies of the deed of incorporation and of the coordinated articles of association (“statuts”) of the Company as currently in effect, have been made available to Purchaser.

          Section 3.2      Capitalization. The capital of the Company is equal to One Hundred Ninety-Six Thousand Three Hundred Thirty-Six Euros (€196,336) represented by Two Thousand Three Hundred Seventeen (2,317) shares of common stock, without par value. The Shares (i) comprise all of the issued and outstanding shares of capital stock of the Company, (ii) have been duly authorized, are validly issued, fully paid and non-assessable, (iii) are not subject to and were not issued in violation of any preemptive rights, and (iv) are held of record by the Shareholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Company is not subject to any obligation to repurchase or otherwise acquire or retire any shares of capital stock and there are no commitments of the Company to distribute to holders of any class of its capital stock any evidence of indebtedness or assets, or to pay any dividend or make any other distribution in respect thereof.

          Section 3.3      Subsidiaries; Ownership of Other Securities.

          (a)       Set forth on Section 3.3(a) of the Disclosure Schedule is a list of all the Company’s Subsidiaries, together with the jurisdiction of incorporation for each such Subsidiary. The Company’s Subsidiaries are duly organized and validly existing under the laws of their respective jurisdiction of incorporation. The Company’s Subsidiaries have all requisite power and authority to own, lease and operate their properties and to carry on their business as now conducted and are duly qualified to do business as a foreign entity in each of the jurisdictions set forth on Section 3.3(a) of the Disclosure Schedule, which constitute all of the jurisdictions where the character of the property owned or leased by such Subsidiary or the nature of such Subsidiary’s activities makes such qualification necessary. True, complete and correct copies of the deed of incorporation and the coordinated articles of association or other similar governing documents of each of the Company’s Subsidiaries, each as currently in effect, have been made available to Purchaser.

          (b)       All of the issued and outstanding capital stock of each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable and, other than any such capital stock presently owned by G. Martinot, are held of record by the Company. As of the Closing, all of the issued and outstanding capital stock of each of the Company’s Subsidiaries will be held of record by the Company. There are no outstanding or authorized: (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require any of the Company’s

Subsidiaries to issue, sell or otherwise cause to become outstanding any of the capital stock of any of the Company’s Subsidiaries; or (ii) bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholder(s) of such Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation to repurchase or otherwise acquire or retire any shares of capital stock of any Subsidiary and there are no commitments of the Company or any of its Subsidiaries to distribute to holders of any class of the Subsidiary’s capital stock any evidence of indebtedness or assets, or to pay any dividend or make any other distribution in respect thereof.

          (c)       Aside from any shares of capital stock of any of the Company’s Subsidiaries presently owned by G. Martinot, the Company has good and marketable title to all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any and all Encumbrances. As of the Closing, the Company will have good and marketable title to all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any and all Encumbrances. Neither the Company nor G. Martinot is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require either the Company or G. Martinot to sell, transfer or otherwise dispose of any of its Subsidiaries’ capital stock or membership interests. Neither the Company nor G. Martinot is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Subsidiaries’ capital stock or membership interests.

          (d)       Neither the Company nor any of its Subsidiaries owns or has any interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock or other equity interest, direct or indirect, in any other Person.

          Section 3.4      [INTENTIONALLY OMITTED]

          Section 3.5      Governmental Approvals. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Shareholders of this Agreement or the consummation of the transactions contemplated hereby other than as set forth on Section 3.5 of the Disclosure Schedule.

          Section 3.6      No Violations. Except as set forth on Section 3.6 of the Disclosure Schedule, the execution, delivery and performance by the Shareholders of this Agreement and the consummation by the Shareholders of their obligations hereunder do not and will not (a) conflict with, constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of the Shareholders, the Company or any of the Company’s Subsidiaries or to a loss of any benefits to which the Shareholders, the Company or any of the Company’s Subsidiaries is entitled under any provision of: (i) the Company’s or any of the Company’s Subsidiaries’ articles of association or other similar governing documents; (ii) assuming the consents, actions and filings listed on Section 3.5 of the Disclosure Schedule have been obtained, taken and made, any law, regulation, judgment, injunction, order or decree binding upon the Shareholders, the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties; or (iii) any Contract to which any Shareholder, the Company or any of the Company’s Subsidiaries is a party or any license, franchise, permit or similar authorization held by any Shareholder, the Company or any of the Company’s Subsidiaries, including, without limitation, the Authorizations (as defined below); or (b) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company or any of the Company’s Subsidiaries or any Encumbrance on the Shares.

          Section 3.7      Government Authorizations. The Company and its Subsidiaries, as applicable, possess all material permits, licenses, clearances, waivers, authorizations, approvals and certificates from Governmental Entities which are necessary to conduct their business in compliance with all federal, state, local or foreign laws, statutes, regulations, guidance, orders and judgments ordered applicable to the Company or any of its Subsidiaries (the “Authorizations”). Section 3.7 of the Disclosure Schedule contains a true and complete list of all such Authorizations. The Authorizations are valid, in good standing and in full force and effect, and the Company and its Subsidiaries, as applicable, have at all times complied and are currently complying in all respects with each such Authorization. The execution, delivery or performance of this Agreement by the parties will not have any effect on the continued validity or sufficiency of the Authorizations, nor will any additional permits, licenses, waivers, authorizations, approvals, clearances or certificates be required by virtue of the execution, delivery or performance of this Agreement by the parties hereto to enable the Company and its Subsidiaries to conduct their business.

          Section 3.8      Financial Statements; No Undisclosed Liabilities; Company Indebtedness; Working Capital; Consolidated Net Assets.

          (a)       The Financial Statements are based upon the books and records of the Company and its Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated.

          (b)       The Company and its Subsidiaries have no liabilities or obligations, whether accrued, absolute, asserted or unasserted, contingent or otherwise (“Liabilities”), except as and to the extent reflected or reserved for in the Financial Statements and except for (a) Liabilities of the same nature as those set forth in the Financial Statements and incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (b) Liabilities arising after the date of this Agreement and permitted by the terms hereof, and (c) Liabilities identified on Section 3.8(b) of the Disclosure Schedule.

(c) Except as set forth on Section 3.8(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Company Indebtedness.

          (d)       At the Closing, the Company and its Subsidiaries on a consolidated basis, will have at least the amount of Working Capital they otherwise would have in the ordinary course of business consistent with past practice (i.e., in the absence of the transactions contemplated hereby). Without limiting the generality of the foregoing, the Shareholders acknowledge and agree that each of (i) accounts receivable, (ii) inventory, and (iii) accounts payable, will, at the Closing, be at levels the Company and its Subsidiaries would otherwise have maintained in the ordinary course of business consistent with past practice.

(e) As of the Closing, the net assets of the Company and its Subsidiaries on a consolidated basis (“Capitaux Propres” – case 10/15 of the annual accounts) will not be less than €93,336.78.

(f) Section 3.8(f) of the Disclosure Schedule sets forth the aggregate liability that the Company and its Subsidiaries will incur in connection with the Specified Items.

(g) Neither the Company nor any of its Subsidiaries has any Contract with the Walloon Region other than the Walloon Region Grant Agreement.

          Section 3.9      Absence of Certain Changes. Except as set forth on Section 3.9 of the Disclosure Schedule, since the Balance Sheet Date the Company and its Subsidiaries have operated in the ordinary course of business, consistent with past practice, and neither the Company nor any of its Subsidiaries has:

          (a)       incurred any Liabilities, other than Liabilities incurred in the ordinary course of business, or discharged or satisfied any Encumbrances, or paid any Liabilities, other than in the ordinary course of business, or failed to pay or discharge when due any accounts payable or other Liabilities;

(b) sold, encumbered, assigned or transferred any assets or properties of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(c) created, incurred, assumed, modified, amended or guaranteed any indebtedness for money borrowed;

(d) made any material change in the business of the Company or any of its Subsidiaries, except for such changes as may be required to comply with Applicable Law;

(e) made any loans, advances or capital contributions to, or investments in, any Person;

          (f)       except as required by Applicable Law, (i) instituted or announced any increase in the compensation, bonuses or other benefits payable to any employee; (ii) entered into or amended any employment, consulting, severance or change of control agreement with any employee; (iii) entered into, adopted or amended any Plan or other commitment or arrangement relating to the employment of any employee; or (iv) made or committed to make any material increase in contributions or benefits under any Plan that would become effective on or after the Closing Date;

(g) made any change in the accounting methods, principles or policies applied in the preparation of the Financial Statements, other than any change required by Applicable Law or a change in GAAP;

          (h)       made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or its Subsidiaries, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(i) failed to use commercially reasonable efforts to collect any accounts receivable when due;

(j) made or suffered any amendment or termination of any Material Contract (as defined below);

          (k)       canceled, modified or waived any debts or claims held by the Company or any of its Subsidiaries, other than with respect to immaterial amounts in the ordinary course of business consistent with past practice;

          (l)       suffered any material damage, destruction or casualty loss to any of its properties, not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct its business and operations;

          (m)      made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate Five Thousand Euro (€5,000) in excess of the Company’s currently existing capital expenditure budget, a true and correct copy of which has been made available to Purchaser;

          (n)       (A) issued or committed to issue any capital stock of the Company or any of its Subsidiaries or securities (including options and warrants) convertible into or exchangeable (or exercisable) for capital stock of the Company or any of its Subsidiaries, (B) adjusted, split, combined, reclassified or redeemed any of the Shares or (C) declared, authorized, set aside or paid any dividend;

(o) acquired any interest in any other business entity;

          (p)       executed any Contract or incurred any Liability therefor (i) involving an annual payment or receipt in excess of Five Thousand Euro (€5,000) or requiring aggregate payments or receipts in excess of Five Thousand Euro (€5,000) or (ii) that cannot be terminated without penalty on less than 90 days’ notice;

(q) entered into any transactions with any Affiliate, shareholder, director, officer or employee of the Company or any of its Subsidiaries;

(r) entered into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing; or

(s) suffered any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.10      Real Estate.

            (a)       Except as set forth on Section 3.10(a) of the Disclosure Schedule under the heading “Owned Real Property”, neither the Company nor any of its Subsidiaries owns any real property or has any right of first refusal or option to purchase any real property. Section 3.10(a) of the Disclosure Schedule contains a complete and accurate list, under the heading “Leased Real Property,” of each parcel of Leased Real Property. The Real Property comprises all of the real property used in or otherwise related to the Company’s or any of its Subsidiaries’ business and is suitable for the purposes for which it is presently used.

            (b)       Section 3.10(b) of the Disclosure Schedule contains a complete and accurate description of all Encumbrances and other agreements, contracts or interests relating to or affecting the Real Property, whether recorded or not, except for the Existing Real Property Leases and those that may be canceled by the Company or any of its Subsidiaries at any time without Liability. None of the Company, any of its Subsidiaries or any of the Shareholders have entered into any agreement for the sale of the Owned Real Property.

(c) The Owned Real Property is owned by the Company in full and exclusive ownership. Copies of all documents evidencing title of the Company to such real property have been delivered to Purchaser.

            (d)       The Company or one of its Subsidiaries has a valid leasehold interest in the Leased Real Property. Each of the Existing Real Property Leases is a legal, valid and binding agreement of the Company or one of its Subsidiaries, on the one hand, and the landlord thereunder, on the other hand, subsisting in full force and effect, enforceable in accordance with its terms, and there is no, and neither the Company nor any of its Subsidiaries has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) by any party thereunder. The Company and its Subsidiaries have performed all of their required obligations under, and are not in violation or breach of or default under, any of the Existing Real Property Leases, and the other party or parties to the Existing Real Property Leases are not in violation or breach of or default under any such lease. Neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any of the Leased Real Property. There are no leases, subleases, licenses, concessions or other agreements, written or oral, affecting any part of the Leased Real Property other than the Existing Real Property Leases.

            (e)       The Company and its Subsidiaries have rights of ingress and egress to and from a public right-of-way and the Real Property and all buildings, structures, facilities, fixtures and other improvements thereon used in the operation of the Company’s or any of its Subsidiaries’ business.

            (f)       All buildings, structures, facilities, fixtures and other improvements thereon used in the operation of the Company’s or any of its Subsidiaries’ business are located entirely within the boundaries of the Real Property. There are no encroachments of any buildings, structures, facilities, fixtures and other improvements owned or used by any other party within the boundaries of the Real Property.

(g) There are no pending or, to the Knowledge of the Shareholders, contemplated or threatened condemnation proceedings against all or any portion of the Real Property or any appurtenant easement.

            (h)       The Real Property, buildings, structures, facilities, fixtures and other improvements thereon, comply with all applicable governmental requirements in respect of the use, operation and construction thereof, including health, safety, fire, electrical or building codes, or environmental, zoning, platting and other land use requirements. There are no permits, licenses or consents required by any Governmental Entity in connection with the use and occupancy of the Real Property except those previously obtained by the Company or its Subsidiaries and listed on Section 3.7 of the Disclosure Schedule.

            (i)        To the Knowledge of the Shareholders, there are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Real Property, or (ii) any planned improvements which may result in any assessment against the Real Property. None of the Company, the Company’s Subsidiaries, the Shareholders or any of their respective Affiliates has received notice of any reassessment of the Real Property’s current real estate tax valuation.

            (j)        None of the Company, the Company’s Subsidiaries, the Shareholders or any of their respective Affiliates has received notice of any actual or threatened reduction or curtailment of any utility service now supplied or available to the Real Property. The Real Property is supplied with utilities and other services necessary for the Company’s and its Subsidiaries’ business operations at such locations.

(k) All structural, mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems serving the Real Property are in proper working order.

          Section 3.11      Personal Property Leases. Section 3.11 of the Disclosure Schedule contains a true, complete and correct list of each Contract pursuant to which the Company or any of its Subsidiaries leases any equipment, furniture or fixtures or other items of tangible personal property (including, without limitation, all capital and operating leases) (the “Personal Property Leases”). True, complete and correct copies of the written Personal Property Leases, including all amendments to such Personal Property Leases, and written descriptions of the material terms of any oral Personal Property Leases, including all amendments thereto, have been made available by the Shareholders to Purchaser. The Company and its Subsidiaries are not and, to the Knowledge of the Shareholders, no other party is in breach or violation of, or in default under any Personal Property Lease, and the Company and its Subsidiaries have not received any written (or, to the Knowledge of the Shareholders, verbal) notice of any such breach, violation or default thereunder.

          Section 3.12     Title to Properties. The Company and each of its Subsidiaries, as applicable, have good and marketable title to all of their respective properties and assets, real, personal and mixed, which one of them purports to own or which are used by the Company or any of its Subsidiaries in the operation of their respective businesses as conducted prior to Closing, including, without limitation, all properties and assets reflected on the most recent consolidated balance sheet included in the Financial Statements, other than immaterial assets or properties disposed of in the ordinary course of business since the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances.

          Section 3.13     Condition of Personal Property; Sufficiency of Assets. The Company’s and its Subsidiaries’ structures, buildings, equipment, furniture and fixtures are, in the aggregate and taken as a whole, in operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are currently being put. The Company and its Subsidiaries own, or lease under valid leases, all property, structures, buildings, equipment, furniture, fixtures and other tangible assets and properties necessary for the conduct of their business as now conducted.

          Section 3.14     Compliance with Laws;

               (a)          The Company and its Subsidiaries have complied in all material respects with all Applicable Laws. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to so comply. Neither the Company nor any of its Subsidiaries has received notice to the effect that the Company or any of its Subsidiaries is not in compliance with any Applicable Laws.

               (b)          The Company and its Subsidiaries have complied with all applicable export-control, trade and economic sanctions laws, rules, and regulations (whether federal, state, foreign, or other), including the U.S. Commerce Department’s Export Administration Regulations and all sanctions laws, rules and regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export-control and sanctions laws, rules and regulations maintained by other jurisdictions, to the extent that no such laws, rules, regulations, or sanctions programs of any other jurisdiction are in contravention of any Belgian law, rule or regulation.

               (c)          Neither the Company nor any of its Subsidiaries, nor any of their directors or employees: (i) has engaged, directly or indirectly, in any violation of the FCPA, article 246 and following and article. 504bis and 504terof the Belgian Criminal Law code, the French law nº93-122 of 29 January 1993 concerning the prevention of corruption and transparency in the economic field and public procedures, the Italian Legislative Decree 8th June 2001, no. 231, or any other applicable anti-bribery or anti-corruption laws or treaties (collectively, the “Anti-Corruption Laws”), or any anti-boycott, anti-terrorism, or arms-control laws, rules, or regulations or sanctions programs; (ii) has conducted business with any restricted party identified in writing by the U.S. government, Belgian government, the French government, the German government or the Italian government as a Person with whom or with which conducting business would constitute a violation of U.S., Belgian, French, German or Italian Applicable Law; or (iii) has been the subject of any bribery, money laundering or anti-kick-back investigation by any Governmental Entity. Without limiting the foregoing, (1) none of the Company, any of its Subsidiaries, or any of their respective directors, officers, agents, distributors, employees or other Persons acting on their behalf has, directly or indirectly, taken any action, or failed to act, in a manner that would be a violation of any Anti-Corruption Laws; (2) the Company and its Subsidiaries maintain their books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and maintains a system of adequate internal accounting controls; (3) no portion of the Purchase Price will be used to fund payments in connection with securing improperly any approvals or any other improper advantages from any Governmental Entity; and (4) none of the officers, directors, employees or agents of the Company or any of its Subsidiaries are Government Officials. For purposes of this Agreement, “Government Official” means any (A) officer or employee of a Governmental Entity or instrumentality thereof (including any state-owned or state-controlled enterprise) or of a public international organization, (ii) candidate for political office or official of any political party, (iii) person acting for or on behalf of any Governmental Entity or instrumentality thereof, or (iv) a member of a royal family.

          Section 3.15     Conflict Minerals. The conduct of the Company’s and its Subsidiaries’ business, as currently conducted or as proposed to be conducted in the future, does not and will not require the Company or any of its Affiliates to make any disclosure, filing or report or submit any filing or report to the SEC pursuant to Section 13(p) of the Exchange Act or any of the rules or regulations promulgated under or pursuant to Section 13(p) of the Exchange Act. Without limiting the foregoing, no Conflict Minerals (as defined below) are necessary to the functionality or production of or are used in the production of any product of the Company or any of its Subsidiaries or any product currently proposed to be manufactured by the Company or any of its Subsidiaries or on its behalf in the future. For purposes of this Agreement, “Conflict Minerals” means: (a) columbite–tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (b) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

          Section 3.16     Products/Regulation.

               (a)          There have been no written notices, citations or decisions by any Governmental Entity that any Company Products (as hereinafter defined) are defective or fail to meet any applicable standards or other regulatory requirements promulgated by any such Governmental Entity. The Company and its Subsidiaries have complied in all material respects with their policies, procedures and specifications with respect to design, manufacture, labeling, testing, inspection and sale of Company Products. There have been no recalls, field notifications or seizures ordered or, to the Knowledge of the Shareholders, threatened by any such Governmental Entity with respect to any of the Company Products.

(b) The Company Products have all necessary and current marketing approvals or clearances by all Governmental Entities requiring such approvals or clearances in the jurisdictions where the Company Products are marketed or where such approvals or clearances are required. All necessary amendments, supplements and reports required to keep the approvals and clearances current with the versions of the Company Products being marketed have been filed in a timely manner and are complete and accurate. Any changes in product design and manufacturing and quality assurance procedures have been filed in a timely manner.

(c) The Company and each of its Subsidiaries have also obtained all necessary Authorizations from every country in which the Company Products are currently marketed.

Section 3.17 Taxes. Except as set forth on Section 3.17 of the Disclosure Schedule:

               (a)          The Company and each of its Subsidiaries has filed in due time all tax declarations required by Applicable Law and have paid all Taxes within the required time period and there is no fact that could give rise to any Liability in addition to Taxes already paid or reserved for in the Financial Statements.

               (b)          All transactions in which the Company or any of its Subsidiaries is involved have been properly characterized by the Company or the applicable Subsidiary for Tax purposes and are not capable of re-characterization by the Tax authorities, and the Company and its Subsidiaries have reported and paid Taxes accordingly.

(c) The most recent Tax Return of the Company and of each of its Subsidiaries contains the exact amount of the tax losses carried forward which can be used to offset against future profits.

               (d)          Neither the Company nor any of its Subsidiaries has (i) during the current tax year or the seven preceding tax years granted any abnormal benefits to any third party, and there are no commitments to do so in the future or (ii) during the current tax year or the five preceding tax years benefited from any abnormal benefit granted by any third party.

(e) The capital mentioned in the Financial Statements fully qualifies as paid up capital of the Company and each of its Subsidiaries for tax purposes.

               (f)          Neither the Company nor any of its Subsidiaries has declared, granted or paid any commissions, fees salaries and other similar costs as described in article 57 of the Code or similar legislation in France, Germany and Italy which could give rise to a taxation as “secret commissions” according to article 219 of the Code or similar legislation in France, Germany or Italy.

               (g)          Neither the Company nor any of its Subsidiaries has realised any hidden profits that are not listed under the assets of the Company that could give raise to a taxation according to article 219 of the Code or similar legislation in France, Germany or Italy.

               (h)          Neither the Company nor any of its Subsidiaries has paid any interest to its directors or shareholders that is to be re-qualified as dividends according to article 18.4 and 185 of the Code or similar legislation in France, Germany or Italy.

               (i)           Neither the Company nor any of its Subsidiaries has made any profits which can be requalified as taxable profits according to article 185§2 of the Code or similar legislation in France, Germany or Italy.

               (j)           Neither the Company nor any of its Subsidiaries has paid any interest that is not deductible for tax purposes according to article 198§1.11 of the Code or similar legislation in France, Germany or Italy.

               (k)          Neither the Company nor any of its Subsidiaries has at any time entered into or been party to any transactions, schemes or arrangements, including but not limited to mergers, demergers, transfer of going concerns (or branches thereof), contributions in kind and transactions, schemes or arrangements, which violate the Applicable Law or may give rise to Tax not provided for in the Financial Statements.

               (l)           All self-employed directors of the Company, as well as all other partners or agents of the Company for whose Taxes the Company or any of its Subsidiaries is jointly and severally liable have duly complied with all the obligations in respect of Taxes, including the payment of social security contributions.

               (m)         Sufficient provisions have been made in the Financial Statements for all Taxes due and payable by the Company or any of its Subsidiaries in connection with the bookkeeping years to which the Financial Statements relate.

               (n)          The Company and its Subsidiaries have paid all Taxes (including, without limitation, social security contributions) due prior to the date of this Agreement, and no such Taxes (including, without limitation, social security contributions) are past due or subject to an extension of any kind or nature.

          Section 3.18     Environmental Matters. Except as set forth on Section 3.18 of the Disclosure Schedule:

(a) Materials that require special handling, treatment, storage or disposal are and have been properly dealt with by the Company and its Subsidiaries in compliance with Environmental Laws.

               (b)          The land, buildings and plant presently or previously owned, leased or otherwise used by the Company or any of its Subsidiaries are not and have not been used for the manufacturing, generating, processing, storage, handling, use or disposal of any Hazardous Material or waste. No underground tanks or other underground storage receptacles for those substances are located on, in or under such land, buildings or plants.

               (c)          Neither the Company nor any of its Subsidiaries have any actual or contingent Liability in respect of any pollutants, chemicals, or industrial, toxic or Hazardous Material or waste that may have been released into the environment.

               (d)          There has been no violation by the Company or any of its Subsidiaries of any Environmental Laws. Each environmental permit, license or other authorization required for the operation of the business of the Company or any of its Subsidiaries is in full force and effect. There is no violation of any such permit, license or authorization; and no proceeding is pending or, to the Knowledge of the Shareholders, threatened seeking the revocation or limitation of any such permit, license or authorization.

               (e)          Neither the Company nor any of its Subsidiaries is under any obligation to carry out any clean-up work or other remedial work under any Environmental Laws. No proceedings are threatened by or against the Company or any of its Subsidiaries to oblige any of them to carry out any clean-up or other remedial work and there are no facts or circumstances that would give rise to any such proceedings. Neither the Company nor any of its Subsidiaries has (i) received any instruction or order of any Governmental Entity in connection with any environmental matters or (ii) been subject to any actions of, or received any complaints from, any third parties, including neighbours, Governmental Entities or associations.

(f) There is no asbestos, PCB’s or any other harmful substances present on, in or under the Real Property.

          Section 3.19     Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding or labor dispute (“Action”) pending or, to the Knowledge of the Shareholders, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Entity, and there is no unsatisfied judgment against the Company or any of the Company’s Subsidiaries.

          Section 3.20     Contracts. Section 3.20 of the Disclosure Schedule contains a true and complete list of all Contracts (including, if oral, summaries of the material terms thereof) to which the Company or any of its Subsidiaries is party, other than the Existing Real Property Leases and the Personal Property Leases, that constitute:

(a) any lease or sublease of real property;

               (b)          any employment or consulting agreement not terminable at will and without penalty or payment of any kind and without the payment of any penalty by, or any other material consequence to, the Company or any of its Subsidiaries;

(c) any open purchase orders or sales orders;

               (d)          any Contract that involves the performance of services or delivery of goods or materials by the Company or any of its Subsidiaries that may result in consideration paid or delivered to the Company in excess of Five Thousand Euro (€5,000);

(e) any agreement that involves the performance of services for, or delivery of goods or materials to the Company or any of its Subsidiaries that may result in consideration paid or delivered by the Company in excess of Five Thousand Euro (€5,000);

               (f)          any agreement which provides for, or relates to, the incurrence of indebtedness for borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or non-U.S. exchange risk associated with its financing);

(g) any Contract granting any Person an Encumbrance on any of the assets or properties of the Company or any of its Subsidiaries;

               (h)          any Contract pursuant to which any deferred purchase price relating to property or services may be owing following the date hereof (including all obligations under any acquisition agreements pursuant to which the Company or any of its Subsidiaries is, or may be, responsible for any earn-out, note payable or other contingent payment);

(i) any Contract that limits or restricts where the Company or any of its Subsidiaries may conduct their business or the type or line of business in which they may engage;

(j) any consignment, distributor, sales representative, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(k) any Contract which restricts or limits (or purports to restrict or limit) in any way the Company’s or any of its Subsidiaries’ ability to freely operate;

(l) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(m) all partnership agreements, joint venture agreements or similar agreements;

(n) any Contract that is not terminable on not more than 90 days’ notice and without the payment of any penalty by, or any other material consequence to, the Company or any of its Subsidiaries;

               (o)          any Contract relating to capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in each case requiring payments in excess of Five Thousand Euro (€5,000);

(p) any Contract constituting a Company Intellectual Property Agreement;

(q) any Contract with any Affiliate, director, officer or employee of the Company or any of its Subsidiaries;

               (r)          any (i) Contract with any Governmental Entity, or any political or other subdivision, department or branch thereof or (2) subcontract relating to a prime contract with any Governmental Entity, or any political or other subdivision, department or branch thereof;

(s) any collective bargaining agreement or other Contract with a labor union or other labor organization;

               (t)          all other agreements to sell any asset or assets (i) valued at Five Thousand Euro (€5,000) or more individually or Five Thousand Euro (€5,000) in the aggregate or (ii) entered into outside the ordinary course of business; or

(u) any other Contract that is material to the Company or any of its Subsidiaries or the absence of which would have a Material Adverse Effect.

The Contracts listed on Section 3.20 of the Disclosure Schedule are referred to herein as the “Material Contracts.” Each Material Contract (i) is a legal, valid and binding obligation of the Company and/or its Subsidiaries and, to the Knowledge of the Shareholders, the other parties to such Material Contract, (ii) is in full force and effect in accordance with its terms and (iii) will continue in full force and effect upon consummation of the transactions contemplated hereby without penalty or other adverse consequence, subject to obtaining the consents and approvals referred to in Section 3.6 of the Disclosure Schedule. The Company and its Subsidiaries, as the case may be, have performed each obligation under each of the Material Contracts that was to be performed by it at or before the date hereof. The Company and its Subsidiaries are not in breach or default in any material respect under any Material Contract, and, to the Knowledge of the Shareholders, no other party to any Material Contract is in breach or default thereunder. To the Knowledge of the Shareholders, no party to any of the Material Contracts intends to cancel, terminate or modify any of such Material Contracts. A true, correct and complete copy of each written Material Contract, and a written description of the material terms of each oral Material Contract, has been made available to Purchaser.

          Section 3.21     Employee Benefits. The Company has complied with all requirements and all formalities imposed on it by Tax Law regarding Employee Benefits and has properly and timely paid and, in general, has executed timely and properly any payment of Taxes in relation to Employee Benefits.

          Section 3.22     Employees.

               (a)          Section 3.22(a) of the Disclosure Schedule (i) lists each employee of the Company or any of its Subsidiaries as of the date of this Agreement, (ii) shows for each such employee annual salary or hourly rate, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position, (iii) states the total number of employees, and (iv) indicates for each such employee, and in the aggregate, full-time, part-time and temporary status. No employees of the Company or any of its Subsidiaries are currently on a lay-off, short-term disability, long-term disability, vacation, family leave or other leave of absence. Each current and former employee of the Company, any Subsidiary of the Company or any Affiliate has been properly classified for all purposes, including, but not limited to, (i) taxation and tax reporting, (ii) eligibility to participate in the Plans and (iii) legal requirements governing the payment of wages.

               (b)          To the Knowledge of the Shareholders, no executive employee of the Company or any of its Subsidiaries and no group of employees of the Company or any of its Subsidiaries has any plans to terminate his, her or their employment. The Company and each of its Subsidiaries have complied at all times with all Applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including laws prohibiting discrimination or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under Applicable Law. Neither the Company nor any of its Subsidiaries have any labor relations problem pending or, to the Knowledge of the Shareholders, threatened, and their labor relations are satisfactory. There are no workers’ compensation claims pending against the Company or any of its Subsidiaries or, to the Knowledge of the Shareholders, any facts that would give rise to such a claim. No employee of the Company or any of its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company and its Subsidiaries.

               (c)          Section 3.22(c) of the Disclosure Schedule, lists each employee of the Company or any of its Subsidiaries as of the date of this Agreement who holds a temporary work authorization or residence permit (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or its Subsidiaries provided to the competent authorities (each, a “Department”) in the application for such Work Permit was true and complete. The Company or one of its Subsidiaries has received the appropriate notice of approval from the applicable Department with respect to each such Work Permit. Neither the Company nor any of its Subsidiaries has received any notice from any Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Shareholders, threatened to revoke or adversely modify the terms of any Work Permit. No employee of the Company or any of its Subsidiaries is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the European Union in non-immigrant status.

               (d)          No employee of the Company or any of its Subsidiaries is covered by any collective bargaining agreement entered in at Company level, and no collective bargaining agreement at Company level is being negotiated. There have not been any union or other collective organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, employee representative or other labor organization or group of employees with respect to any employees of the Company or any of its Subsidiaries. Except as set

forth on Section 3.22(d) of the Disclosure Schedule, there is no union, employee representative or other labor organization, which, pursuant to Applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

               (e)          The Company and its Subsidiaries have paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees, and the Company has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

               (f)          The remuneration payable to directors, employees, free-lance consultants and subcontractors has not been increased since 1 January 2014 other than for increases required by law and disclosed in Section 3.22(f) of the Disclosure Schedule and the Company and its Subsidiaries have not contracted any obligation to increase the remuneration payable other than for increases required by Applicable Law.

               (g)          Neither the Company nor any of its Subsidiaries is bound by any labour agreement which would entitle the employees to more than the normal notice period or compensation in lieu of notice prescribed by the law or the collective bargaining agreements concluded at the sector or national level.

Section 3.23 Intellectual Property.

               (a)          Section 3.23(a) of the Disclosure Schedule contains a complete and accurate list of (i) all products and services currently manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries or which have been manufactured, marketed, sold, or distributed by the Company or any of its Subsidiaries in the five years prior to the date hereof, (ii) all products and services that the Company or any of its Subsidiaries expects or intends to make available commercially within two years after the date hereof, and (iii) all products and service offerings that are in development as of the date hereof (such products and services described in clauses (i), (ii) and (iii), the “Company Products”).

               (b)          Section 3.23(b) of the Disclosure Schedule contains a complete and accurate list of each item of Company Registered Intellectual Property Rights and for each such item, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date and the issuance/registration/grant date, (v) the prosecution status thereof (including all actions that must be taken by the Company or its Subsidiaries with respect thereto prior to sixty (60) days after the Closing), and (vi) in the case of Domain Name registrations the named registrant and the registrar or equivalent Person with whom that Domain Name is registered. Each item of Company Registered Intellectual Property Rights, to the extent that a registration or equivalent has been issued, is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and enforceable.

               (c)          In each case in which the Company or any of its Subsidiaries have acquired ownership of any Registered Intellectual Property Rights from another Person, the Company or one of its Subsidiaries has obtained a valid and enforceable assignment sufficient to vest such ownership in the Company or its Subsidiaries and has recorded or had recorded each such acquisition with the Office for Harmonization in the Internal Market (Trade Marks and Designs) (OHIM), European Patent Office (EPO), the U.S. Patent and Trademark Office, the U.S. Copyright Office, the appropriate Domain Name registrar or their respective equivalents in the applicable jurisdiction, as the case may be, in each case in accordance with Applicable Laws.

               (d)          Section 3.23(d) of the Disclosure Schedule contains a complete and accurate list of all Contracts (i) under which the Company or any of its Subsidiaries uses, has the right to use or has been granted a license with respect to Intellectual Property Rights or technology of a third Person (“In-License”) (other than licenses and related services agreements for commercially available, off-the-shelf software in object code form for which neither the Company nor any of its Subsidiaries has paid more than Five Thousand Euro (€5,000) for a perpetual license for a single user, a single work station or a single server (or Ten Thousand Euro (€10,000) in the aggregate for an enterprise license for the Company or any of its Subsidiaries), that are used by the Company and its Subsidiaries but not incorporated into any Company Products, and that have not been customized for use by Company or any of its Subsidiaries) or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property Rights or rights with respect thereto (“Out-Licenses”), other than customer, dealer, reseller or distributor licenses entered into in the ordinary course of business. To the Knowledge of the Shareholders, no party to any Company Intellectual Property Agreement is in breach thereof. There are no pending disputes regarding the scope of such Company Intellectual Property Agreements, performance of the parties thereto or with respect to payments made or received or to be received thereunder. All Company Intellectual Property Agreements are valid, binding and in full force and effect.

               (e)          No government funding, facilities or resources of a Governmental Entity or university were used in the development of any Company Products or Company Intellectual Property Rights and, except as set forth on Section 3.23(e) of the Disclosure Schedule, no rights have been granted to any Governmental Entity or university with respect to any Company Products or under any Company Intellectual Property Rights other than under the same standard commercial rights as are granted by the Company and its Subsidiaries to commercial end users of the Company Products in the ordinary course of business.

               (f)          The Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Shareholders, there are no facts or circumstances that would render any Company Intellectual Property Rights invalid or unenforceable. Neither the Company nor any of its Subsidiaries have allowed any of the Company Intellectual Property Rights to lapse or enter the public domain. The Company and its Subsidiaries own or have sufficient rights in all Intellectual Property Rights used by them in, and necessary to manufacture, have manufactured, use, sell, have sold and import, Company Products in all jurisdictions in which such Company Products are manufactured, sold or used and to conduct the businesses of the Company and its Subsidiaries, or contemplated or planned to be manufactured, sold or used, and to conduct the businesses of the Company and its Subsidiaries, without violating any Intellectual Property Right of any third party.

               (g)          The Company and each of its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property Rights, and, to the Knowledge of the Shareholders, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Knowledge of the Shareholders, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person was otherwise lawful and was not in breach of any Contract. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy for identifying and safeguarding the confidentiality of Company Trade Secrets including, but not limited to, marking appropriate documents with restrictive legends, restricting access to proprietary information to persons having a need-to-know, and requiring employees and consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Purchaser. To the Knowledge of the Shareholders, there has been no material breach or suspected material breach of any such policy. Each such policy is listed and described in Section 3.23(g) of the Disclosure Schedule. To the Knowledge of the Shareholders (i) neither the Company nor any of its Subsidiaries is in breach of any agreement with respect to any third party Trade Secret, and there are no threatened or pending disputes with respect to any alleged breach of such agreements, and (ii) no third party is in breach of any agreement with respect to the Trade Secrets that comprise any part of the Company Intellectual Property Rights, and there are no threatened or pending disputes with respect to any alleged breach of such agreements.

               (h)          To the Knowledge of the Shareholders, no Person or any of such Person’s products or services or the operation of such Person’s business is infringing upon or otherwise violating any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same.

               (i)          Neither the Company nor any of its Subsidiaries has received notice of any suit, claim, action, investigation or proceeding made, conducted or brought by a third Person against the Company or any of its Subsidiaries, and no such suit, claim, action, investigation or proceeding has been filed or threatened alleging that the Company or any of its Subsidiaries or any the Company Products or other operation of the Company’s or its Subsidiaries’ business infringes or violates the Intellectual Property Rights of any third Person. There is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property Rights. The Company and its Subsidiaries are not subject to any Action that restricts or impairs the use of any Company Intellectual Property Rights.

               (j)          Neither this Agreement nor the transactions contemplated by this Agreement, will result in (i) the Company or any of its Subsidiaries being obligated to grant to any third party any right to or with respect to any Company Intellectual Property Rights; (ii) the Company or any of its Subsidiaries becoming bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses, (iii) the Company or any of its Subsidiaries becoming obligated to pay any royalties or other amounts to any third party, or (iv) any customer of the Company or any of its Subsidiaries obtaining the right to reduce its payments to the Company or any of its Subsidiaries relative to payments that otherwise would have been required to be made by them.

               (k)          All Company Products sold, licensed, leased, provided or delivered by the Company or any of its Subsidiaries to customers and users on or prior to the Closing conform (or will conform on the date provided or delivered) in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made to such customers or users. Neither the Company nor any of its Subsidiaries has any Liability (and, to the Knowledge of the Shareholders, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any material Liability) for replacement, repair or redelivery of Company Products. Except with respect to defects in manufacturing that do not arise from manufacturing processes designed or determined before Closing or to defects in materials that do not arise from materials acquired from vendors selected prior to Closing, to the Knowledge of the Shareholders, each Company Product contemplated or planned to be sold, licensed, leased, provided or delivered by the Company or any of its Subsidiaries to customers and users after the Closing will conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations that, consistent with past and contemplated future practice of the Company and its Subsidiaries, as applicable, would be made to such customers or users.

          Section 3.24     Insurance. Section 3.24 of the Disclosure Schedule sets forth a list of all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company and its Subsidiaries (the “Insurance Policies”). All of the Insurance Policies (a) are in full force and effect, (b) are sufficient for compliance with all requirements of Applicable Law and of any Material Contract to which the Company or any of its Subsidiaries is subject, (c) are valid and enforceable, (d) insure against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (e) provide adequate insurance coverage for the activities of the Company and its Subsidiaries. Since the respective dates of the Insurance Policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any of its Subsidiaries and no party to any such policy has repudiated any provision thereof. Neither the Company nor any of its Subsidiaries have received any written notice of denial of coverage, reservation of rights or rejection of tender for any claim with respect to any Insurance Policy. The Shareholders have provided to Purchaser a true, correct and complete copy of the Insurance Policies. Section 3.24 of the Disclosure Schedule sets forth a list of all pending claims with respect to the Insurance Policies. Section 3.24 of the Disclosure Schedule

identifies all of the Company’s and any of its Subsidiaries’ self-insurance or co-insurance programs and sets forth the applicable self-insurance or co-insurance amounts.

          Section 3.25     No Brokers. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or any of its Subsidiaries for which Purchaser or the Company is or could become liable or obligated.

          Section 3.26     Transactions with Affiliates. Except for (a) payment of compensation for employment or reimbursement of expenses to employees in the ordinary course of business consistent with past practice and (b) participation in the Plans by employees (i) Section 3.26 of the Disclosure Schedule sets forth a list of each Contract, transaction or arrangement under which, during the two years preceding the date of this Agreement, the Company or any of its Subsidiaries purchased, acquired or leased any property, goods or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, any officer, director, shareholder or member of the Company, the Company’s Subsidiaries, any Shareholder or any of their respective Affiliates; (ii) except as set forth on Section 3.26 of the Disclosure Schedule, no officer, director of the Company, the Company’s Subsidiaries, any Shareholder or any of their respective Affiliates is indebted to the Company or any of its Subsidiaries for money borrowed or other loans or advances, and neither the Company nor any of its Subsidiaries is indebted to any such Person, and (iii) no officer or director of the Company, the Company’s Subsidiaries, any Shareholder or any of their respective Affiliates has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s or any of its Subsidiaries’ business.

          Section 3.27     Powers of Attorney; Bank Accounts.

               (a)          Except for powers of attorney granted to attorneys, accountants or others in connection with matters relating to Taxes, the Plans or intellectual property matters, neither the Company nor any of its Subsidiaries has granted any written power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

               (b)          Section 3.27(b) of the Disclosure Schedule sets forth a true and complete list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and all Persons authorized to sign or otherwise act with respect thereto as of the date hereof.

          Section 3.28     Major Customers and Vendors. Section 3.28 of the Disclosure Schedule sets forth a complete and accurate list of the names of the Company’s and its Subsidiaries’ (a) 25 largest customers for the 12-month period ended December 31, 2013 (and for the six months ended June 30, 2014), showing the approximate aggregate total GAAP revenues to the Company and its Subsidiaries from each such customer during such period, and (b) 25 largest vendors (as measured by payments to third parties) for the 12-month period ended December 31, 2013 (and for the six months ended June 30, 2014), showing the approximate aggregate total payment in EUROS by the Company and its Subsidiaries to each such vendor during each such period. Except as otherwise contemplated by this Agreement or noted on Section 3.28 of the Disclosure Schedule, no customer or vendor listed on Section 3.28 of the Disclosure Schedule has given notice that it intends to cease doing business with the Company or any of its Subsidiaries or decrease the amount of business it does with the Company or any of its Subsidiaries in any material respect.

          Section 3.29     Accounts Receivable. All notes and accounts receivable of the Company and each of its Subsidiaries that are reflected on the most recent balance sheet included in the Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

          Section 3.30     Inventory. Subject to reserves and write-downs reflected on the most recent balance sheet included in the Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date: (a) the inventories of the Company and its Subsidiaries consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off; (b) the portion of such inventories consisting of finished products is saleable in the ordinary course of the business of the Company and its Subsidiaries at normal prices; and (c) the portion of such inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products. Current levels of such inventories are substantially consistent with the level of inventories that has been maintained in respect of the manufacturing, production, marketing, sales and distribution by the Company and its Subsidiaries prior to the date hereof in accordance with the ordinary course of business of the Company and its Subsidiaries.

          Section 3.31     No Similar Agreements. None of the Shareholders, the Company or any of the Company’s Subsidiaries has any legal obligation to any other Person to enter into any transaction with respect to the transfer of any of the Shares or all or any material portion of the assets of the Company or any of its Subsidiaries.

          Section 3.32     Directors

(a) There are no amounts owing to any present or former director of the Companies or any of its Subsidiaries.

               (b)          Neither the Company nor any of its Subsidiaries has made or agreed to make any payment or provided or agreed to provide any benefit to a present or former director in connection with the actual or a proposed termination or suspension of such director’s mandate.

               (c)          There is no, and neither the Company nor any of its Subsidiaries has any obligation to enter into, any consultancy contract (written or otherwise) with any of the current or former directors of the Company or any of its Subsidiaries.

               (d)          There is no, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of, or payment of a contribution towards, any extra-legal pensions, allowances, lump sums or other similar benefits on retirement, death, termination of employment (voluntary or not) or during periods of sickness or disablement, for the benefit of any current or former director of the Company or any of its Subsidiaries or for the benefit of the dependents of any such person.

          Section 3.33   Registers.

            (a)       All registers and other books required by law to be kept by the Company or any of its Subsidiaries are up to date and have been properly kept and are located at the registered office of the Company or the applicable Subsidiary, as the case may be, and such registers or other books are in compliance with the legislation in force and contain a true and complete record of the matters with which they should deal and the necessary signatures are affixed. No notice or allegation has been received that any of the registers or other books are incorrect or should be rectified. All deposit, registration and publication formalities required of the Company or any of its Subsidiaries by Applicable Law have been properly and timely executed.

            (b)       The corporate records and minute books of the Company and each of its Subsidiaries contain complete and accurate minutes of all board of directors’ and shareholders’ meetings since its incorporation. All such meetings were duly called and held, all such resolutions were duly passed and the shareholder’s registers of the Company and each of its Subsidiaries are complete and accurate in all respects.

          Section 3.34   Representations and Warranties. The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article 3 not misleading in light of the circumstances in which they have been made.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          Each Shareholder, severally and not jointly, represents and warrants to Purchaser as follows:

          Section 4.1     Power; Authority; Capacity. Such Shareholder has full power and authority to sell, assign, transfer and deliver to Purchaser pursuant to this Agreement the Shares that are owned by him, and to perform all acts and things required to be performed by such Shareholder in order to consummate the transactions contemplated by this Agreement. Such Shareholder has the legal capacity to execute and deliver this Agreement and all of the other documents contemplated herein to which he is a party, to perform his obligations under this Agreement and each such other document and to consummate the transactions contemplated by this Agreement and each such other document. This Agreement and all of the other agreements contemplated herein to which each Shareholder is a party have been duly executed and delivered by such Shareholder and constitute valid and binding agreements of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 4.2     Ownership of Shares; G. Martinot’s Ownership of BMG Medical SA

            (a)      Such Shareholder has good and marketable title to the Shares in the amount set forth opposite his name on Section 4.2 of the Disclosure Schedule, free and clear of any and all Encumbrances, and the transfer and delivery of the Shares to

Purchaser by such Shareholder will be sufficient to transfer good and marketable record and beneficial ownership of the Shares the Shares owned by such Shareholder to Purchaser, free and clear of any and all Encumbrances. Such Shareholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require such Shareholder to sell, transfer or otherwise dispose of any capital stock of the Company. Except as set forth on Section 4.2 of the Disclosure Schedule, neither Shareholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

            (b)      G. Martinot is by power of attorney the chief operating officer of BMG Medical SA, of which the directors and shareholders are Mr. Pieter Bourgeois, domiciled at Avenue Hamoir 29, B1180 Uccle (56%) and Mrs. Marie Blaise, domiciled at Rue des Sorbiers 16, B5101 Erpent (44%). G. Martinot hereby personally stands for the acceptance by BMG Medical SA of any and all obligations subscribed by BMG Medical SA under this Agreement and the New Service Agreement.

          Section 4.3       Litigation. There is no Action pending, or to the actual knowledge of such Shareholder, threatened against such Shareholder that would have a Material Adverse Effect on the ability of such Shareholder to enter into or consummate the transactions contemplated by this Agreement.

          Section 4.4       Securities Laws Representations; No Tax Advice.

            (a)      Such Shareholder has been furnished with Parent’s most recent Annual Report on Form 10-K, together with all subsequent quarterly and periodic reports and has received from Parent such other information concerning its operations, financial condition and other matters that he has requested and considered all factors he deems material in deciding on the advisability of investing in Parent.

            (b)      To the extent requested, such Shareholder has provided Purchaser and Parent with complete and accurate information in all material respects concerning his knowledge, experience and financial condition.

            (c)      As a sophisticated investor, such Shareholder has such knowledge and experience in financial business matters that he believes he is capable of evaluating the merits and risks of the prospective investment in the Warrant to be issued to him at the Closing.

            (d)      Such Shareholder recognizes that investment in the Warrant to be issued to him may involve a high degree of risk, that transferability and resale is restricted and that, in the event of disposition of the underlying common stock, he could sustain a loss.

            (e)      Such Shareholder intends to hold the Warrant issued to him for investment purposes and not with a view to or for resale or distribution, and agrees that he will not sell or assign this Warrant without registration under all applicable securities laws or an appropriate exemption.

             (f)      Such Shareholder understands and acknowledges that the Warrant to be issued to him has not been registered under the Securities Act of 1933 (the “Act”), applicable state blue sky laws, or applicable foreign jurisdiction laws pursuant to exemptions that depend upon this investment intention. The undersigned also understands and acknowledges that the underlying common stock has not been, nor will be registered under applicable securities laws and therefore will not be freely transferable and that the shares of the common stock will be marked with an appropriate legend reciting these resale restrictions.

             (g)      Such Shareholder qualifies (i) as an “Accredited Investor” for purposes of Regulation D promulgated under the Act, or (ii) if not an accredited investor, that he together with his personal representative has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Warrant to be issued to him.

             (h)      Such Shareholder agrees that none of the Company, Purchaser, Parent or any of their respective Affiliates is providing him with any tax advice with respect to his receipt of the Closing Cash Consideration or the Warrant to be issued to him, or subsequent exercise of the Warrant and resale of the underlying common stock, and that he will consult with and rely on his own tax adviser.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

          To induce Shareholders to enter into this Agreement, Purchaser represents and warrants to the Shareholders as follows:

          Section 5.1       Authority.

           (a)     The execution, delivery and performance of this Agreement and the agreements attached hereto or made a part hereof by Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Purchaser and do not and will not conflict with, result in a default of, constitute a default under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the articles of association or other organizational documents of Purchaser, (ii) any Applicable Law to which Purchaser or any of its assets may be subject, or (iii) any Contract to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

(b) Purchaser has full power and authority to enter into this Agreement and all of the other documents contemplated herein and to carry out the transactions contemplated hereby and thereby.

           (c)     This Agreement has been duly and validly executed and delivered by Purchaser and is (and all of the other documents contemplated hereby to which Purchaser is a party, when executed and delivered by Purchaser will be) the legal, valid and binding obligation of Purchaser, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

          Section 5.2     Organization and Qualification. Purchaser is a private limited liability company lawfully existing under the laws of the Belgium with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

          Section 5.3     Consents and Approvals. No consent, authorization, order, or approval of or filing with any Governmental Entity or other entity or Person is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement.

          Section 5.4     No Brokers. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Purchaser or any of its Affiliates for which any of the Shareholders is or could become liable or obligated.

ARTICLE 6.

COVENANTS

          Section 6.1     Conduct of the Business.

         (a)        From the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date”), the Company and each of its Subsidiaries will (and each of the Shareholders will cause the Company and its Subsidiaries to) (i) conduct their business only in the ordinary course of business consistent with past practice and (ii) use reasonable best efforts to preserve intact the business organization and goodwill of their business, to maintain the Company’s and its Subsidiaries’ relationships with the customers, suppliers, distributors and other third parties having business dealings with the Company or any of its Subsidiaries and to keep available the services of the key employees and independent contractors providing services to the Company or any of its Subsidiaries.

         (b)        In furtherance of, and without limiting the generality of, Section 6.1(a), except as expressly permitted by this Agreement, as set forth in Section 6.1(b) of the Disclosure Schedule or as approved in writing by Purchaser (which approval will not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing Date or the Termination Date, neither the Company nor any of its Subsidiaries will (and the Shareholders will not permit the Company or any of its Subsidiaries to) do any of the following:

(i) take or omit to take any action that results or may reasonably be expected to result in any of the representations and warranties of the Shareholders set forth herein being or becoming untrue in any material respect or in any of the conditions precedent set forth in Section 7.1 or Section 7.3 not being satisfied;

(ii) amend or otherwise change its organizational documents;

          (iii)          incur any Liabilities, other than Liabilities incurred in the ordinary course of business, or discharge or satisfy any Encumbrances, or pay any Liabilities, other than in the ordinary course of business consistent with past practice, or fail to pay or discharge when due any accounts payable or other Liabilities;

(iv) sell, encumber, assign or transfer any assets or properties of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(v) create, incur, assume, modify, amend or guarantee any indebtedness for money borrowed;

(vi) make any material change in the business of the Company or any of its Subsidiaries, except for such changes as may be required to comply with Applicable Law;

(vii) make any loans, advances or capital contributions to, or investments in, any Person;

          (viii)        except as required by Applicable Law, (A) institute or announce any increase in the compensation, bonuses or other benefits payable to any employee; (B) enter into or amend any employment, consulting, severance or change of control agreement with any employee; (C) enter into, adopt or amend any Plan or other commitment or arrangement relating to the employment of any employee; or (D) make or commit to make any material increase in contributions or benefits under any Plan that would become effective on or after the Closing Date;

(ix) make any change in the accounting methods, principles or policies applied in the preparation of the Financial Statements, other than any change required by Applicable Law or a change in GAAP;

          (x)           made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or its Subsidiaries, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xi) fail to use commercially reasonable efforts to collect any accounts receivable when due;

(xii) make or suffer any amendment or termination of any Material Contract;

          (xiii)          cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries, other than with respect to immaterial amounts in the ordinary course of business consistent with past practice;

          (xiv)          suffer any material damage, destruction or casualty loss to any of its properties, not covered by insurance, or suffer any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct its business and operations;

          (xv)           make commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate Five Thousand Euro (€5,000) in excess of the Company’s currently existing capital expenditure budget, a true and correct copy of which has been made available to Purchaser;

          (xvi)          (A) issue or commit to issue any capital stock of the Company or any of its Subsidiaries or securities (including options and warrants) convertible into or exchangeable (or exercisable) for capital stock of the Company or any of its Subsidiaries, (B) adjust, split, combine, reclassify or redeem any of the Shares or (C) declare, authorize, set aside or pay any dividend;

(xvii) acquire any interest in any other business entity;

          (xviii)        execute any Contract or incur any Liability therefor (i) involving an annual payment or receipt in excess of Five Thousand Euro (€5,000) or requiring aggregate payments or receipts in excess of Five Thousand Euro (€5,000) or (ii) that cannot be terminated without penalty on less than 90 days’ notice;

(xix) enter into any transactions with any Affiliate, shareholder, director, officer or employee of the Company or any of its Subsidiaries; or

(xx) enter into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing.

          Section 6.2     Access to Information. Subject to the terms of the Confidentiality Agreement, from the date hereof until the earlier of the Closing Date or the Termination Date, the Company and its Subsidiaries will (and the Shareholders will cause the Company and its Subsidiaries to) furnish to Purchaser and its authorized representatives such additional information relating to the Company and its Subsidiaries as Purchaser may reasonably request. No investigation conducted by or on behalf of, or information furnished to, Purchaser or its representatives will operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Shareholders hereunder.

          Section 6.3     Notice of Certain Events. From the date hereof until the earlier of the Closing Date or the Termination Date, the Company and its Subsidiaries will (and the Shareholders will cause the Company and its Subsidiaries to) promptly notify Purchaser in writing of: (a) any material adverse change in the Company’s or any of its Subsidiaries’ business; (b) any material breach of or default under this Agreement or event that would reasonably be expected to become such a breach or default on or prior to the Closing; (c) any notice or other communication from any other Person (including any Governmental Entity) alleging that the consent of such Person (or Governmental

Entity) is or may be required in connection with the transactions contemplated hereby; and (d) any Actions commenced or, to the Knowledge of the Shareholders, threatened against the Company or any of its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed as an exception to the representations and warranties contained in Sections 3.19 or 4.3 or that relate to the consummation of the transactions contemplated hereby.

          Section 6.4     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby; provided, however, that Purchaser will not be required to give any guarantee or pay any fees or other payments in order to obtain any consent, approval or waiver or to consent to any change in the terms of any Material Contract that Purchaser may reasonably deem adverse to the interests of Purchaser or the business of the Company and its Subsidiaries; provided, further, that Purchaser will not be required to: (a) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of the Company or any of its Subsidiaries, Purchaser or its subsidiaries; or (b) terminate existing relationships, contractual rights or obligations to avoid, prevent or terminate any action by any Governmental Entity that would restrain, enjoin or otherwise prevent consummation of the transactions contemplated hereby.

          Section 6.5     Exclusivity. From the date hereof until the earlier of the Closing Date or the Termination Date, none of the Shareholders will, and none of them will permit any of their respective Affiliates or representatives acting on their behalf to, take any action to solicit, initiate, encourage or accept any offer or proposal from, engage in any discussions or negotiations with, or provide any information to, any Person (other than Purchaser and its Affiliates and representatives) concerning any merger, consolidation, sale or transfer of assets, sale or transfer of equity interests or other business combination involving the Company or any of its Subsidiaries (an “Alternative Transaction”). Each of the Shareholders will, and each of them will cause their respective Affiliates and representatives to, immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted previously with respect to any Alternative Transaction. Each of the Shareholders will immediately notify Purchaser in writing upon receipt by such Shareholder or any of his respective representatives of any proposal, offer or inquiry regarding an Alternative Transaction, which notice will indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the material terms and conditions thereof.

          Section 6.6     Insurance Policies. The Shareholders will cause the Company and its Subsidiaries to maintain all insurance policies that provide coverage for the Company or any of its Subsidiaries in full force and effect through at least the close of business on the Closing Date in an amount and scope consistent with any such policies in effect as of the date hereof, and will provide for the renewal of all such policies that by their terms will expire prior to the Closing Date.

          Section 6.7     Confidentiality. All documents, materials and other information furnished in connection with the transactions contemplated hereby will be subject to, and will be kept confidential in accordance with, the terms of the Confidentiality Agreement. Effective upon the Closing: (a) the obligations of Purchaser and its Affiliates under the Confidentiality Agreement will terminate; and

(b) the obligations of the Shareholders with respect to the confidentiality of the Confidential Information will be governed by Section 6.9(d).

          Section 6.8     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby will be a release mutually acceptable to the parties. Thereafter, none of the Shareholders or any of their respective Affiliates or representatives will, without the prior written consent of Purchaser, issue any press release or make any other public announcement concerning the existence or terms (including the Purchase Price) of this Agreement except as and to the extent that public disclosure of a matter without Purchaser’s consent is required by Applicable Law or the rules or regulations of any applicable stock exchange or quotation system, in which case Purchaser will be so advised and the parties will use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued prior to such disclosure.

          Section 6.9     Restrictive Covenants of the Shareholders.

         (a)          Non-Competition. During the Restricted Period, other than on behalf of Purchaser, the Shareholders will not, and each Shareholder will cause his Affiliates not to, directly or indirectly, own, control, manage, operate, conduct, engage in, participate in, consult with, perform services for, guarantee the debts or obligations of, permit his name to be used by or in connection with, or otherwise carry on, a business anywhere in the Territory that competes with the Business as conducted as of the Closing Date (it being understood and acknowledged by the Shareholders that the foregoing restricted activities are not limited to any particular region within the Territory because the Business has been and will continue to be conducted throughout the Territory and may be engaged in effectively from any location within or outside the Territory). For the avoidance of doubt, nothing set forth in this Section 6.9(a) will prohibit the Shareholders or their Affiliates from (1) being an equity holder in a mutual fund or a diversified investment company, (2) being a passive owner of not more than two percent (2%) in the aggregate of an outstanding class of publicly traded securities or (3) in the case of J. Martinot only, continuing to perform the services identified on Schedule 6.9(a) on behalf of the clients listed therein.

         (b)          Non-Solicitation. During the Restricted Period, other than on behalf of Purchaser, the Shareholders will not, and each Shareholder will cause his Affiliates not to, directly or indirectly: (1) solicit any client, customer, supplier or agent with respect to any product or service competitive with the Business; or (2) otherwise interfere with or damage the business relationship between Purchaser or the Company or any of its Subsidiaries, on the one hand, and any client, customer, supplier or agent, on the other hand.

         (c)          Non-Solicitation of Employees / Independent Contractors. During the Restricted Period, none of the Shareholders will, and each of them will cause their respective Affiliates not to, directly or indirectly: (i) solicit the employment of or hire (whether as an employee, independent contractor or otherwise) any employee or independent contractor providing services to the Company or any of its Subsidiaries (other than any employee or independent contractor who has not worked for, or provided services to, Purchaser, the Company or any of their respective Affiliates for a period of at least six (6) months); or (ii) otherwise interfere with or damage the business relationship between Purchaser or the Company or any of its Subsidiaries, on the one hand, and any employee or independent contractor, on the other hand.

          (d)          Confidentiality. From and after the Closing Date, the Shareholders will, and each of them will cause their respective Affiliates and their respective directors, officers, employees and advisors to, keep confidential and not disclose or use any Confidential Information, other than to disclose Confidential Information to Purchaser. Notwithstanding the foregoing, if the Shareholders, any of their respective Affiliates or any of their respective directors, officers, employees and advisors (collectively, the “Disclosing Party”) is requested or required by Applicable Law to disclose any Confidential Information, the Disclosing Party will provide Purchaser with notice of such request or requirement as promptly as practicable (unless not permitted by Applicable Law) so that Purchaser may seek a protective order or other appropriate remedy or waive compliance with the foregoing provisions of this Section 6.9(d). The Disclosing Party will cooperate with Purchaser in connection with Purchaser’s efforts to seek such an order or remedy. If Purchaser does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 6.9(d), the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

          (e)           Equitable Remedies. Each of the Shareholders acknowledges and agrees that (i) Purchaser and its Affiliates would suffer irreparable and ongoing damages in the event that any provision of this Section 6.9 were not performed in accordance with its terms or otherwise were breached and (ii) monetary damages alone would be an inadequate remedy for any such nonperformance or breach. Accordingly, each of the Shareholders agrees that, in the event of any actual or threatened breach of this Section 6.9, Purchaser will be entitled, in addition to all other rights and remedies that it may have existing in its favor at law, in equity or otherwise, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 6.9(e) (whether through a monetary judgment, injunctive relief or otherwise) also will be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

          (f)           Acknowledgements. Each of the Shareholders acknowledges and agrees that (i) the restrictive covenants set forth in this Section 6.9 are an essential element of this Agreement and an integral part of the transactions contemplated hereby; (ii) but for these covenants, Purchaser would not have entered into this Agreement; and (iii) in view of the nature of the Business, the business objectives of Purchaser in acquiring the Shares, and the consideration paid for the Shares, the restrictive covenants set forth in this Section 6.9 (including the geographic scope and duration of these covenants) are reasonable and necessary in order to protect Purchaser’s legitimate business interests.

           (g)          Severability; Reformation. Each of the covenants contained in this Section 6.9 is a severable and independent covenant. If, at the time of enforcement of any provision of this Section 6.9, a final judicial determination is made by a court of competent jurisdiction that any such provision is unreasonable or otherwise unenforceable under Applicable Law, the parties hereby authorize such court to revise and reform the provisions of this Section 6.9 so as to produce the maximum legally enforceable restrictions (not greater than those contained herein) permitted by Applicable Law. If such court refuses to do so, the parties agree that the provisions of this Section 6.9 will not be rendered null and void, but rather will be deemed amended to provide for such maximum legally enforceable restrictions.

            Section 6.10    Tax Matters.

           (a)          Transfer Taxes. The Shareholders will be liable for, and will timely pay, defend and hold harmless each Purchaser Indemnified Party from and against any and all Losses incurred by such Purchaser Indemnified Party resulting from, in connection with or arising out of, any Transfer Taxes imposed as a result of the transactions contemplated hereby. Purchaser agrees to timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, any Transfer Taxes.

           (b)         Assistance and Cooperation. After the Closing Date, the Shareholders will: (i) assist Purchaser, the Company and its Subsidiaries in preparing any Tax Returns that the Company or any of its Subsidiaries are responsible for preparing and filing in connection to the Pre-Closing Period; (ii) cooperate fully in preparing for or defending against any Tax Contests with taxing authorities regarding any Tax Returns of the Company or any of its Subsidiaries in connection to the Pre-Closing Period; and (iii) make available to Purchaser and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company or any of its Subsidiaries. The Shareholders and Purchaser will furnish each other with timely notice of, and copies of all correspondence received from any taxing authority in connection with, any Tax Contest relating to Taxes of the Company or any of its Subsidiaries for the Pre-Closing Period.

          Section 6.11     Expenses. Except as otherwise expressly provided herein, each party will bear and pay all of its costs and expenses (including the fees and expenses of its attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing will have occurred.

          Section 6.12     Further Assurances. At any time and from time to time following the Closing, at the request of any party and without further consideration, each party will execute and deliver, or cause to be executed and delivered, such other documents and instruments and will take, or cause to be taken, such further or other actions as the other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the transactions contemplated hereby.

          Section 6.13     Environmental Investigation Matters. Pursuant to Phase II work proposal prepared by ENVIRON International Corporation (“ENVIRON”) dated June 20, 2014, the parties each acknowledge that Purchaser has performed certain and is permitted to (but shall not be required to) conduct further environmental investigations (collectively, the “Environmental Investigation”) at the Owned Real Property. All expenses associated with the Environmental Investigation, whether conducted before or after the Closing Date, shall be paid by Purchaser. To the extent the Environmental Investigation identifies any response actions (collectively, the “Response Actions”) required to be conducted at the Owned Real Property in order to ensure such property is in compliance with any Environmental Law, then (a) the parties agree to continue to use ENVIRON to perform (or, if that is not possible, to monitor and verify the completion of) such Response Actions and (b) the Shareholders shall be solely responsible for all costs and expenses associated with any Response Actions.

          Section 6.14     Certain Pre-Closing Actions. The Shareholders will take all necessary action to: (a) cause each of the Company’s Subsidiaries to be wholly owned by the Company as of the Closing for a purchase price, in each case, equal to the greater of (i) one (1) Euro or (ii) the minimum purchase price required by Applicable Law (collectively, the “Subsidiary Transfers”); and (b) cause the Company to pay to the appropriate Governmental Entity the €25,692 of social security charges that is due on July 20, 2014 (such payment, the “Specified Social Security Contribution”). At the Closing, the Shareholders will deliver to Purchaser a certificate dated the Closing Date, signed by each of the Shareholders, certifying that the Specified Social Security Contribution has been paid as contemplated by this Section 6.14.

          Section 6.15     Payment by G. Martinot on the Closing Date. On the Closing Date, G. Martinot will repay to the Company, by wire transfer of immediately available funds to a bank account specified in writing by Purchaser, the aggregate amount owing by G. Martinot to the Company, which aggregate amount is specified under clause (ii) on Section 3.26 of the Disclosure Schedule (such amount, the “G. Martinot Debt Obligation”).

ARTICLE 7.

CONDITIONS PRECEDENT

          Section 7.1      Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the parties, on or prior to the Closing Date, of each of the following conditions:

             (a)         Governmental Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Entity required to consummate the transactions contemplated hereby will have been obtained, taken or made, as applicable, and will remain in full force and effect.

(b) No Prohibitions. No Applicable Law will prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

          Section 7.2      Conditions to the Obligations of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Shareholders, on or prior to the Closing Date, of each of the following further conditions:

             (a)          Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement (i) that is qualified by materiality will be true and correct in all respects and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

             (b)          Performance of Covenants. Purchaser will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

             (c)          Certificate of Compliance. Purchaser will have delivered to the Shareholders a certificate dated the Closing Date, signed by an authorized officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

             (d)          Receipt of Closing Deliveries. Purchaser will have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.2(b), all in form and substance reasonably satisfactory to the Shareholders.

          Section 7.3     Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Purchaser, on or prior to the Closing Date, of each of the following further conditions:

             (a)          Accuracy of Representations and Warranties. Each of the representations and warranties of the Shareholders set forth in this Agreement (i) that is qualified by materiality or Material Adverse Effect will be true and correct in all respects and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

             (b)          Performance of Covenants. The Shareholders will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Shareholders on or prior to the Closing Date.

(c) No Material Adverse Effect. Between the date hereof and the Closing Date, there will have been no Material Adverse Effect.

(d) Certificate of Compliance. The Shareholders will have delivered to Purchaser a certificate dated the Closing Date, signed by each of the Shareholders,

certifying as to the satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

             (e)          Third Party Consents. The Shareholders will have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Section 3.5 or Section 3.6 of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to Purchaser, and all such consents will remain in full force and effect.

             (f)          Receipt of Closing Deliveries. The Shareholders will have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.2(a), all in form and substance reasonably satisfactory to Purchaser.

ARTICLE 8.

TERMINATION

          Section 8.1     Grounds for Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and the Shareholders’ Representative;

             (b)          by Purchaser in the event of a material breach of any representation, warranty, covenant or agreement of the Shareholders contained herein and the failure of the Shareholders to cure such breach within ten (10) days after receipt of written notice from Purchaser requesting such breach to be cured; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by Purchaser;

             (c)          by the Shareholders’ Representative in the event of a material breach of any representation, warranty, covenant or agreement of Purchaser contained herein and the failure of Purchaser to cure such breach within ten (10) days after receipt of written notice from the Shareholders’ Representative requesting such breach to be cured; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by any Shareholder;

             (d)          by either Purchaser or the Shareholders’ Representative if any Governmental Entity will have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

             (e)          by either Purchaser or the Shareholders’ Representative if the Closing will not have occurred on or before November 1, 2014 (or such later date as may be agreed to in writing by Purchaser and the Shareholders’ Representative); provided, however, that the right to terminate this Agreement under this Section 8.1(e) will not be available to any party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the applicable date.

          Section 8.2     Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 8.1 will give written notice of such termination to the other parties to this Agreement in accordance with Section 10.4, specifying the provision(s) pursuant to which such termination is effective.

          Section 8.3     Effect of Termination. If this Agreement is terminated pursuant to this Article 8, this Agreement will forthwith become void and of no further force and effect and all rights and obligations of the parties hereunder will be terminated without further liability of any party to any other party; provided, however, that (a) the provisions of the Confidentiality Agreement, Section 6.7 (Confidentiality), Section 6.11 (Expenses), Section 6.13 (Environmental Investigation Matters), this Section 8.3 (Effect of Termination) and Article 10 (Miscellaneous), and the rights and obligations of the parties thereunder, will survive any such termination; and (b) nothing herein will relieve any party from liability for any intentional misrepresentation under, or any breach of, this Agreement prior to the date of termination.

ARTICLE 9.

SURVIVAL AND INDEMNIFICATION

          Section 9.1     Survival.

             (a)          The representations and warranties of the parties contained in or made pursuant to this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith will survive the Closing and continue in full force and effect until the twenty-four (24) month anniversary of the Closing Date; provided, however, that: (i) the Regulatory Representations will survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the statute of limitations period applicable to the matters covered thereby (giving effect to any tolling, waiver, mitigation or extension thereof); and (ii) the Fundamental Representations will survive the Closing and continue in full force and effect indefinitely.

             (b)          The covenants and agreements of the parties contained in or made pursuant to this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith (including the Shareholders’ obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Indemnified Liabilities) will survive the Closing and continue in full force and effect indefinitely or for the shorter period of time explicitly specified therein.

             (c)          Notwithstanding the preceding paragraphs (a) and (b), if written notice of a claim for indemnification is given in accordance with this Agreement on or prior to the expiration of the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such claim will survive until such time as such claim has been fully and finally resolved.

          Section 9.2     Indemnification by the Shareholders – Joint and Several. Subject to the terms and conditions of this Article 9, the Shareholders will, jointly and severally, indemnify and hold harmless Purchaser and its Subsidiaries and Affiliates (including Parent), the Company and its Subsidiaries and Persons who are officers, directors, employees, agents and representatives of any of the foregoing after the Closing Date (“Purchaser Indemnified Parties”) from and against any and all demands, claims, losses, Liabilities, actions or causes of action, assessments, damages, fines, Taxes, penalties, costs and expenses (including reasonable fees and disbursements of counsel and amounts paid in settlement) (collectively “Losses”) incurred or suffered by any Purchaser Indemnified Parties (whether involving a Third Party Claim or a claim solely among the parties) arising out of, resulting from or relating to:

             (a)          any breach of any of the representations or warranties made by the Shareholders in Article 3 of this Agreement or in any of the other agreements or certificates delivered by the Shareholders at the Closing in accordance with the terms hereof;

             (b)          any failure by any of the Shareholders to perform any of their covenants or agreements contained in this Agreement (other than Section 6.9) or in any of the other agreements or certificates delivered by the Shareholders at the Closing in accordance with the terms hereof;

(c) any Transaction Expenses (excluding, however, any Transaction Expenses relating to the Specified Items);

(d) any of the Terminated Agreements;

(e) any Indemnified Liability;

             (f)          (i) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries (or any predecessors thereof) for all periods ending on or before the date of the latest Financial Statements which were not provided for in the Financial Statements; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date for all periods ending on or before the date of the latest Financial Statements that were not provided for in the Financial Statements; (iii) all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any legal requirement, which Taxes relate to an event or transaction occurring on or prior to the Closing Date; and (iv) any and all Taxes imposed on the Shareholders. The Shareholders will reimburse Purchaser for any Taxes which are the responsibility of the Shareholders under this Section within 30 days after payment of such Taxes by Purchaser, the Company or any of its Subsidiaries; or

             (g)          any Losses arising out of or relating to: (i) the Response Actions; or (ii) any violations of Environmental Law, regardless of whether or not any matter relating thereto is disclosed on Section 3.18 of the Disclosure Schedule.

          Section 9.3     Indemnification by Shareholders – Several and Not Joint With Respect to Specified Matters. Subject to the terms and conditions of this Article 9, each Shareholder will,

severally and not jointly, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses incurred or suffered by any Purchaser Indemnified Parties (whether involving a Third Party Claim or a claim solely among the parties) arising out of, resulting from or relating to:

(a) any breach of any of the representations or warranties made by such Shareholder in Article 4 of this Agreement; or

(b) any breach of, or failure to perform, any covenant or agreement of such Shareholder contained in Section 6.9 of this Agreement.

          Section 9.4         Indemnification by Purchaser. Subject to the terms and conditions set forth herein, Purchaser will indemnify and hold harmless the Shareholders, their Affiliates and their respective officers, directors, employees, agents and representatives (“Shareholder Indemnified Parties”) from and against any and all Losses incurred or suffered by any Shareholder Indemnified Parties (whether involving a Third Party Claim or a claim solely among the parties) arising out of, resulting from or relating to:

             (a)          any breach of any of the representations or warranties made by Purchaser in Article 5 of this Agreement or in any of the other agreements or certificates delivered by Purchaser at the Closing in accordance with the terms hereof; or

             (b)         any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any other agreement or certificate delivered by Purchaser at the Closing in accordance with the terms hereof.

          Section 9.5         Limitations on Indemnification. The rights of the Indemnified Parties to indemnification pursuant to the provisions of this Article 9 are subject to the following limitations:

(a) Deductible and Cap.

(i)          The Shareholders will not be required to indemnify, defend or hold harmless the Purchaser Indemnified Parties against, or reimburse the Purchaser Indemnified Parties for, any Losses pursuant to Section 9.2(a) or Section 9.3(a) unless and until the aggregate amount of Losses with respect to the matters contemplated thereby exceeds Fifty Thousand Euro (€50,000) (the “Threshold Amount”) in the aggregate, at which point the Purchaser Indemnified Parties will be entitled to recover all Losses from the first EURO up to a maximum aggregate amount of Losses equal to Two Million Two Hundred Thousand Euro (€2,200,000) (the “Cap”); provided, however, that the Threshold Amount and the Cap will not apply with respect to any indemnification claims arising out of, resulting from or in connection with (A) any breach of or inaccuracy in any of the Shareholders’ Fundamental Representations, (B) any breach of or inaccuracy in any of the Regulatory Representations or (C) any fraud, willful misconduct or intentional misrepresentation by any of the Shareholders. For the avoidance of doubt, the parties acknowledge and agree that the limitations on indemnification set forth in this

Section 9.5(a)(i) will not apply to any indemnification claims pursuant to Section 9.2(b), Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(f), Section 9.2(g) or Section 9.3(b).

(ii)          Purchaser will not be required to indemnify, defend or hold harmless the Shareholder Indemnified Parties against, or reimburse the Shareholder Indemnified Parties for, any Losses pursuant to Section 9.4(a) unless and until the aggregate amount of Losses with respect to the matters contemplated thereby exceeds the Threshold Amount in the aggregate, at which point the Shareholder Indemnified Parties will be entitled to recover all Losses from the first Euro up to a maximum aggregate amount of Losses equal to the Cap; provided; however, that the Threshold Amount and the Cap will not apply with respect to any indemnification claims arising out of, resulting from or in connection with (A) any breach of or inaccuracy in any of the Purchaser’s Fundamental Representations or (B) any fraud, willful misconduct or intentional misrepresentation by Purchaser. For the avoidance of doubt, the limitations on indemnification set forth in this Section 9.5(a)(ii) will not apply to any indemnification claims pursuant to Section 9.4(b).

             (b)         Calculation of Losses. For purposes of this Article 9, the amount of Losses incurred or suffered by any Indemnified Party will be calculated net of any insurance proceeds or other amounts actually recovered by such Indemnified Party for such Losses under any third party insurance policy (excluding self-insurance arrangements) or from any third party, less the costs and expenses incurred by such Indemnified Party to collect any such insurance proceeds or other amounts (including reasonable attorneys’ fees and, in the case of insurance proceeds, any deductibles or self-insured retentions, any increases in premium or any retroactive premium adjustments directly related to obtaining such insurance proceeds).

             (c)         Materiality Qualifiers. For purposes of calculating the amount of any Losses resulting from the breach of any representation or warranty contained in this Agreement (but not for purposes of determining whether any such breach has occurred), all limitations and qualifications relating to “materiality” or “Material Adverse Effect” contained in any representation or warranty of this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith will be disregarded.

             (d)         Mitigation. Each Indemnified Party agrees to use commercially reasonable efforts to mitigate any Losses that such Indemnified Party asserts under this Article 9 to the extent required by Applicable Law; provided, however, that an Indemnified Party’s obligation to mitigate any Losses will not require such Indemnified Party to (i) initiate any Action, (ii) assume or incur any material liability or (iii) take any other action that would reasonably be expected to materially disrupt or otherwise materially affect such Indemnified Party’s business or operations. Any reasonable costs and expenses incurred by an Indemnified Party in connection with such mitigation will constitute Losses that may be recovered hereunder.

          Section 9.6         Third Party Claim Procedures.

             (a)         Notice. If any Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a third party (including a Governmental Entity) in respect of which indemnification will be sought hereunder (a “Third Party Claim”), the Indemnified Party will give the Indemnifying Party prompt written notice (a “Claim Notice”) thereof describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for the Third Party Claim. Notwithstanding the foregoing, the failure or delay of the Indemnified Party to give a Claim Notice will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party will have been materially and adversely prejudiced by such failure.

             (b)         Defense. Subject to the limitations set forth in this Section 9.6, the Indemnifying Party will have the right to elect to conduct and control the defense, compromise or settlement of any Third Party Claim, at its sole cost and expense and with counsel of its choice reasonably acceptable to the Indemnified Party, if the Indemnifying Party (i) has acknowledged in writing its indemnification obligations hereunder without qualification or reservation of rights and (ii) if requested by the Indemnified Party, has provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to pay any Losses resulting from the Third Party Claim; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense. Notwithstanding the foregoing, the Indemnified Party will have the right to conduct and control the defense, compromise or settlement of any Third Party Claim with counsel of its choice and at the Indemnifying Party’s sole cost and expense if: (A) the Indemnifying Party will not have acknowledged in writing its indemnification obligations hereunder and given notice of its election to conduct and control the defense of the Third Party Claim within fifteen (15) days after the Indemnifying Party’s receipt of a Claim Notice; (B) the Indemnifying Party fails to conduct such defense diligently and in good faith; (C) the Indemnified Party reasonably determines that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest; (D) the Third Party Claim seeks injunctive, equitable or other non-monetary relief against the Indemnified Party or monetary damages in excess of 125% of the Cap; or (E) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory proceeding.

             (c)         Cooperation. From and after delivery of a Claim Notice of a Third Party Claim, the Indemnifying Party and the Indemnified Party will, and will cause their respective Affiliates and representatives to, cooperate with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party will use commercially reasonable efforts to avoid production of confidential information to the extent permitted by Applicable Law and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. The party controlling the defense of any Third Party Claim will keep the non-controlling party advised of the status thereof and will consider in good faith any recommendations made by the non-controlling party with respect thereto.

             (d)          Settlement Limitations. Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, in each case which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (A) the Indemnified Party will have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party will waive all rights against the Indemnifying Party to indemnification under this Article 9 with respect to such Third Party Claim unless the Indemnified Party will have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent will have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party will have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (1) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (2) does not encumber any of the assets of the Indemnified Party and does not contain any restriction or condition that would reasonably be expected to have a future adverse effect on the Indemnified Party or the conduct of its business, (3) does not include any admission of wrong doing, and (4) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim.

             (e)          Payments. The Indemnifying Party(ies) will pay to the applicable Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party, all amounts payable pursuant to this Section 9.6 promptly (and in no event later than fifteen (15) days) following receipt from such Indemnified Party of a bill or invoice, together with reasonable supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it will so notify the Indemnified Party. In any event, the Indemnifying Party will pay to the applicable Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” with respect to a dispute will exist when (i) the parties to such dispute have reached an agreement in writing resolving such dispute, (ii) a court of competent jurisdiction will have entered a final and non-appealable order or judgment resolving such dispute or (iii) an arbitration or like panel to which the parties have submitted such dispute will have rendered a final and non-appealable determination with respect to such dispute. Any amounts due hereunder that are not paid when due will bear interest from such due date until the payment date at the prime rate as published in The Wall Street Journal, Eastern Edition, on the due date.

             (f)          Tax Contest. Notwithstanding anything to the contrary in this Section 9.6, the Shareholders will have the right to represent the Company’s interests in any Tax Contest relating to Tax liabilities for which the Shareholders would be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 9 and which relate to the Pre-Closing Period; provided, however, that the Shareholders will have no right to represent the

Company’s interests in any Tax Contest unless the Shareholders’ Representative will have first notified the Purchaser in writing of the Shareholders’ intention to do so within thirty (30) days after the Shareholders’ Representative’s receipt of notice of the Third Party Claim for Taxes and will have agreed with the Purchaser in writing that, as between the Purchaser and the Shareholders, the Shareholders will be liable for any Taxes that result from such Tax Contest. Notwithstanding the foregoing, if (i) the Shareholders will not have given notice of their election to represent the Company’s interests in the Tax Contest within such 30-day period, (ii) the Shareholders fail to conduct such defense diligently and in good faith or (iii) Purchaser reasonably determines that use of counsel selected by the Shareholders to represent Purchaser would present such counsel with an actual or potential conflict of interest, then in each such case Purchaser will have the right to control the defense, compromise or settlement of the Tax Contest with counsel of its choice at the Shareholders’ sole cost and expense. Notwithstanding the foregoing, the Shareholders will not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser, unless the Shareholders will have indemnified Purchaser in a manner reasonably acceptable to Purchaser against the effects of any such settlement.

          Section 9.7     Direct Claim Procedures. If the Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice thereof describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for such claim and the amount of the Losses claimed by the Indemnified Party (the “Claimed Amount”) in respect thereof. Notwithstanding the foregoing, the failure or delay of the Indemnified Party to give such notice will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party will have been materially and adversely prejudiced by such failure. Within thirty (30) days after delivery of such notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response will be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response will be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party will negotiate in good faith to resolve such dispute as promptly as practicable. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party will each have the right to submit such dispute for resolution to a court of competent jurisdiction pursuant to Section 10.2.

          Section 9.8     Tax Treatment of Indemnification Payments. To the extent permitted by Applicable Law, all indemnification payments made under this Agreement will be treated by the parties as an adjustment to the Purchase Price for Tax purposes. In the event that any Governmental Entity successfully asserts that such indemnification payments constitute taxable income, then such indemnification payments will be made on an after-Tax basis.

          Section 9.9     Effect of Investigation. The right to indemnification and payment of Losses under this Article 9 based on a breach of any of the representations, warranties, covenants or agreements set forth in this Agreement or any ancillary agreement relating hereto will not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by or on behalf of any of the parties with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants or agreements. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect any party’s right to indemnification, payment of Losses or any other remedy based on a breach of any such representation, warranty, covenant or agreement.

          Section 9.10     No Contribution. Each of the Shareholders acknowledges and agrees that its obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties pursuant to this Article 9 is an obligation solely of the Shareholders and that from and after the Closing, none of the Shareholders will be entitled to contribution from, subrogation to or recovery against Purchaser, the Company or their Affiliates (including, without limitation, Parent) with respect to any Losses imposed on or incurred by any of the Shareholders in connection with this Agreement or the transactions contemplated hereby arising out of the Closing, relating to or in respect of any period prior to the Closing or any breach by the Company or any of the Shareholders of any of their representations, warranties, covenants or agreements set forth in this Agreement. Nothing herein will affect any right of contribution of the Shareholders among themselves.

ARTICLE 10.

MISCELLANEOUS

          Section 10.1     Entire Agreement. This Agreement, including the Disclosure Schedule and exhibits, the ancillary agreements relating hereto and the Confidentiality Agreement constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral (including any letter of intent or term sheet).

          Section 10.2     Governing Law; Venue. This Agreement will be construed under and governed by the laws of Belgium without regard to the conflicts of law principles of any jurisdiction. Any action brought to enforce any provision of this Agreement will be brought in a French-speaking court of competent jurisdiction sitting in Brussels, Belgium, and the parties hereto hereby consent to the jurisdiction of such courts.

          Section 10.3     Headings; Interpretation; Absence of Presumption.

               (a)          The table of contents, table of defined terms and headings in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

               (b)          In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) the definition of terms herein will apply equally to the singular and the plural; (ii) any pronoun will include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” or “including” will be deemed to be followed by the words “without limitation”; (iv) the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (vi) the words “will” and “shall” have equal force and effect; (vii) reference to any Article, Section, Exhibit, Annex or Schedule will mean such Article or Section of, or such Exhibit, Annex or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (viii) reference to any Applicable Law will mean such Applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (ix) reference to “€” or “Euros” will mean, and all payments hereunder will be made in, the lawful currency of the Euro zone of the European Union.

               (c)          Each party acknowledges and agrees that the parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          Section 10.4     Notices. All notices required or permitted to be given under this Agreement will be in writing and will be deemed given (a) when delivered in person, (b) three business days after being deposited in the United States mail, postage prepaid, registered or certified mail addressed as set forth below, (c) on the next business day after being deposited with a nationally recognized overnight courier service addressed as set forth below or (d) upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the facsimile number set forth below (or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section, except that any notice of change of address will not be deemed given until actually received by the party to whom directed):

If to the Shareholders:

Guy Martinot
Rue Grande Duchesse Joséphine Charlotte 71
L-9515
Wiltz, Luxembourg
Tel. No.: 32/474/88;30;20

with a copy to:

Van Dievoet & Vandebeek
Avenue Franklin D. Rooseveltlaan 89 B7
1050 Brussels - Belgium
Attention: Victor Vandebeek
Tel No: 32-2-640.30.10
Fax No.: 32-2-640.62.88

If to Purchaser:

c/o MGC Diagnostics Corporation

350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599
Attention: Wesley W. Winnekins
Tel. No.: (651) 766-3497
Fax No.: (651) 484-8941

with a copy to:

Lindquist & Vennum LLP
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention: Thomas G. Lovett, IV
Tel. No.: (612) 371-3270
Fax No.: (612) 371-3207

          Section 10.5     Counterparts. This Agreement may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which will be deemed an original and all of which will constitute one agreement.

          Section 10.6     Amendments and Waivers. This Agreement may not be amended or waived except by an instrument in writing signed, in the case of an amendment, by an authorized representative of each party to this Agreement or, in the case of a waiver, by the party against whom such waiver is to be effective. No course of conduct or failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein will be cumulative and not exclusive of any rights or remedies provided by law.

          Section 10.7     Severability of Invalid Provision. Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under Applicable Law, but if any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or other authority, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 10.8     Benefit; Assignability. This Agreement is enforceable by, and inures to the benefit of, the parties to this Agreement and their respective successors and assigns. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so will be void; provided, however, that Purchaser may assign any or all of its rights and interests hereunder (i) to one or more of its Affiliates, (ii) to any lender(s) (including any agent for any lender(s)) as collateral security for any indebtedness of Purchaser and its Affiliates (including, without limitation, Parent), and (iii) to any subsequent purchaser of Purchaser or any material portion of its assets or business (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

          Section 10.9     Specific Performance. The parties agree that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each party agrees that in the event of any actual or threatened breach of this Agreement by the other party, the non-breaching party will be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.

          Section 10.10    Disclosure Schedule. The Shareholders have included references in the Disclosure Schedule to the particular Section of the Agreement that relates to each disclosure. An item disclosed in one section or subsection of this Disclosure Schedule will be deemed disclosed in another part of this Disclosure Schedule as an exception to another representation, warranty, covenant or agreement only to the extent that it is reasonably apparent from the nature of the disclosure that such disclosure is also an exception to such other representation, warranty, covenant or agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          Section 10.11    Attorneys’ Fees. In the event of any litigation or other action at law or suit in equity to enforce this Agreement or the rights of any party hereunder, the prevailing party in such litigation, action or suit will be entitled to receive from the other party its reasonable attorneys’ fees and other reasonable costs and expenses incurred therein.

          Section 10.12    No Third Party Beneficiaries. Except for Section 6.9 and Article 9, which are intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or will be construed to confer upon any third party other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

          Section 10.13    Shareholders’ Representative.

                (a)          Each of the Shareholders hereby appoints and constitutes Guy Martinot (the “Shareholders’ Representative”) as its true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, to act for and on behalf of such Shareholder for the purpose of taking any and all actions by such Selling Party specified in or contemplated by this Agreement, including as agent and attorney-in-fact for such Shareholder (i) in connection with any amendment or waiver of any provision of this Agreement pursuant to Section 10.6; (ii) in connection with the receipt of all agreements, certificates and other documents to be delivered by Purchaser at the Closing pursuant to Section 2.2(b); (iii) for the purpose of giving and receiving notices on behalf of such Shareholder under this Agreement; and (iv) for the purpose of defending, compromising or settling all indemnity claims pursuant to

Article 9, and conducting negotiations with Purchaser under this Agreement. The Shareholders’ Representative hereby accepts his appointment as the Shareholders’ Representative hereunder and agrees that he will not be entitled to any fee or other compensation for the performance of the Shareholders’ Representative’s services hereunder.

               (b)          Any decision, act, consent or instruction of the Shareholders’ Representative under this Agreement will constitute a decision of each Shareholder and will be final, binding and conclusive upon each Shareholder, and Purchaser will be entitled to rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each Shareholder.

               (c)          The limited power of attorney granted hereby is coupled with an interest and will (i) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy, as applicable, of any Shareholder, and (ii) extend to the successors, assigns, heirs, executors, administrators, legal representatives and beneficiaries, as applicable, of each Shareholder.

               (d)          Each Shareholder hereby agrees to indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all loss, liability or expense (including the reasonable fees and expenses of the Shareholders’ Representative’s attorneys) arising out of or in connection with any act or failure to act of the Shareholders’ Representative hereunder, except to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Shareholders’ Representative.

          Section 10.14    Other Defined Terms. The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Location

Accounts Receivable	Section 3.29
Action	Section 3.19
Agreed Amount	Section 9.7
Agreement	Preamble
Alternative Transaction	Section 6.5
Anti-Corruption Laws	Section 3.14(c)
Authorizations	Section 3.7
Claim Notice	Section 9.6(a)
Claimed Amount	Section 9.7
Closing	Section 2.1
Closing Cash Consideration	Section 1.3
Closing Date	Section 2.1
Company	Recitals
Company Products	Section 3.23(a)
Conflict Minerals	Section 3.15
Department	Section 3.22(c)
Disclosing Party	Section 6.9(d)
ENVIRON	Section 6.13
Environmental Investigation	Section 6.13
G. Martinot Debt Obligation	Section 6.15
Governmental Official	Section 3.14(c)
In-License	Section 3.23(d)
Insurance Policies	Section 3.24
Laurent Martinot Service Agreement	Section 2.2(a)(xii)
Liabilities	Section 3.8(b)
Losses	Section 9.2
Material Contracts	Section 3.20
Out-Licenses	Section 3.23(d)
Personal Property Leases	Section 3.11
Purchase Price	Section 1.3
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.2
Response Actions	Section 6.13
Shareholder Indemnified Parties	Section 9.4
Shareholders	Preamble
Shareholders’ Representative	Section 10.13(a)
Shares	Recitals
Specified Social Security Contribution	Section 6.14
Subsidiary Transfers	Secton 6.14
Terminated Agreements	Section 2.2(a)(viii)
Termination Date	Section 6.1(a)
Third Party Claim	Section 9.6(a)
Threshold Amount	Section 9.5(a)(i)
Work Permits	Section 3.22(c)

[signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PURCHASER:

MGC DIAGNOSTICS BELGIUM S.P.R.L.

By:	/s/ Todd M. Austin
Name: Todd M. Austin
Its: Gérant

SHAREHOLDERS:

/s/ Guy Martinot
Name: Guy Martinot

/s/ Jean-Benoît Martinot
Name: Jean-Benoît Martinot

Exhibit A
Defined Terms

          “Aerocrine License Agreement” means that certain Patent License and Settlement Agreement, dated March 21, 2013, by and between Aerocrine AB and the Company.

          “Aerocrine License Agreement Amendment” means that certain Amendment 1 to Patent License and Settlement Agreement, in form and substance satisfactory to Purchaser, to be entered into between Aerocrine AB and the Company.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

          “Applicable Law” means all laws, statutes, treaties, rules, codes, ordinances, regulations, rulings, orders, judgments, decrees, permits, certificates and licenses of any Governmental Entity, including all interpretations of any of the foregoing by a Governmental Entity having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

          “Balance Sheet Date” means December 31, 2013.

          “Business” means the business conducted by the Company and its Subsidiaries, including (a) the development, manufacture, sale, lease, distribution and maintenance of cardio-respiratory health products and (b) the exploration or consideration of various inventions, improvements, technologies, products, methods, processes or ideas, whether or not actually commercialized, arising out of or relating to the Walloon Region Grant Agreement.

          “Business Day” means any day of the week other than (i) Saturday and Sunday and (ii) any day which banks located in Brussels, Belgium are generally closed for business.

          “Cash” means the cash and cash equivalents of the Company and its Subsidiaries (including marketable securities and short-term investments) calculated in accordance with GAAP, applied on a basis consistent with the preparation of the Financial Statements (it being understood that such cash and cash equivalents will be reduced by the aggregate amount of all checks that remain outstanding as of the Closing).

          “Code” means the Belgian Code on Income Tax 1992.

          “Company Indebtedness” means, with respect to the Company and its Subsidiaries, all (i) indebtedness for borrowed money, (ii) amounts past due (or those that are subject to an extension) relating to social security contributions and (iii) amounts that may be subject to reimbursement arising out of or relating to the Walloon Region Grant Agreement, including the following:

(a) all obligations evidenced by bonds, debentures, notes, lines of credit or other similar instruments or debt securities;

(b) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its

Exhibit A-1

Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(c) all indebtedness secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance;

(d) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as lessee;

(e) any Liability in respect of banker’s acceptances or letters of credit;

          (f) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which they have agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss;

(g) all interest, fees, penalties, prepayment premiums and other expenses owed with respect to the indebtedness referred to above or owing as a result of the transactions contemplated hereby;

          (h) all obligations issued or assumed as the deferred purchase price of property or services (including all obligations under any acquisition agreements pursuant to which the Company or any of its Subsidiaries is, or may be, responsible for any earn-out, note payable or other contingent payments);

(i) all (i) past due social security contributions or (ii) social security contributions that are subject to an extension;

(j) all amounts subject to reimbursement at any time to the Walloon Region that arise out of or relate to the Walloon Region Grant Agreement; and

(k) all management fees, board fees or other fees payable to the Shareholders or any Affiliate of the Shareholders.

          “Company Intellectual Property Agreements” means the In-Licenses and the Out-Licenses, collectively.

          “Company Intellectual Property Rights” means the Company Registered Intellectual Property Rights and all unregistered Intellectual Property Rights of the Company and its Subsidiaries.

          “Company Registered Intellectual Property Rights” means all Registered Intellectual Property Rights owned by, or filed in the name of, the Company or any of its Subsidiaries.

          “Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, effective as of August 14, 2013, between Parent and the Company.

          “Confidential Information” means all trade secrets, know-how and other confidential or proprietary information and data of or relating to the Company, its Subsidiaries or the Business. Notwithstanding the foregoing, Confidential Information will not include information that (1) is or

Exhibit A-2

has become known to the public, other than by a breach of this Agreement by any of the Shareholders or (2) is or has been lawfully obtained by any of the Shareholders from an independent party under no obligation of confidentiality to Purchaser, the Company or any of its Subsidiaries and without a breach of this Agreement.

          “Contracts” means all contracts, agreements, leases, indentures, purchase orders, sales orders, mortgages, notes, bonds or other binding commitments, whether written or oral.

          “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

          “Copyrights” means copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral and economic rights of authors and inventors, however denominated.

          “Disclosure Schedule” means the disclosure schedules attached to and made part of this Agreement.

          “Domain Name” means any or all of the following: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

          “Encumbrance” means any mortgage, lien, claim, pledge, option, charge, security interest, deed of trust, deed to secure debt, restriction on use, usufructs (“usufruit”), long term lease rights (“droits emphytéose)”, easements (“servitude”) or transfer or other encumbrance.

          “Environmental Laws” means any Applicable Law or other legal requirement pertaining to pollution, the environment or the health or safety of the public or employees.

          “Existing Real Property Leases” means: (a) the domiciliation agreement for a registered office located at, 8 rue du Maréchal de Lattre de Tassigny, 59000 Lille (France); (b) the commercial lease agreement for a property located at Centre Routier de Transports, Rue du Pic au vent, 59810 Lesquin (France); (c) the commercial lease agreement for a property located at 2 avenue Elsa Triolet, Buropôl, 13008 Marseille (France); (d) the lease of office space in BioMedizinZentrum, 1st floor, 37 square meters, located at e Universitätsstrasse 136, 44799 Bochum; and (e) the lease of a property located at Via Germania 14, cap 35127, Padova (PD) (Italy).

          “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78m and 78dd-1, et seq.

          “Financial Statements” means the annual consolidated accounts of the Company and its Subsidiaries as of December 31, 2012 and December 31, 2013, and the annual consolidated statements of income for the fiscal year periods ended December 31, 2012 and December 31, 2013, as prepared by Grant Thornton. Copies of the Financial Statements are attached hereto as Exhibit D.

          “Fundamental Representations” means (1) with respect to the Shareholders, the representations and warranties of the Shareholders contained in Section 3.1 (Organization; Qualification), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries; Ownership of Other Securities), Section 3.8(c) (Indebtedness), Section 3.8(d) (Working Capital), Section 3.8(e) (Net

Exhibit A-3

Assets), Section 3.8(f) (Aggregate Liability for Specified Items), Section 3.8(g) (Walloon Region Contracts), Section 3.12 (Title to Properties), Section 3.23 (Intellectual Property), Section 3.25 (No Brokers), Section 3.32 (Directors), Section 4.1 (Power; Authority; Capacity) and Section 4.2 (Ownership of Shares; Ownership of BMG Medical S.A.) and (2) with respect to Purchaser, the representations and warranties of the Purchaser contained in Section 5.1 (Authority), Section 5.2 (Organization and Qualification) and Section 5.4 (No Brokers).

          “Funds Flow Agreement” means the Funds Flow Agreement to be entered into at the Closing, by and among Purchaser and the Shareholders, substantially in the form attached hereto as Exhibit E to be entered into among Purchaser and the Shareholders at the Closing.

          “GAAP” means generally accepted accounting principles of Belgium, consistently applied.

          “Governmental Entity” means any supranational, foreign, national, federal, state, departmental, county, municipal, regional or other Governmental Entity, agency, board, body, instrumentality or court.

          “Hazardous Material” means any substance or material that is prohibited, controlled or regulated by any Governmental Entity pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), all as defined in or pursuant to any Environmental Law. Hazardous Materials will include, without limitation, petroleum products, agricultural chemicals, asbestos, urea formaldehyde and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous material under any Environmental Law

          “Identified Claim” means the claim identified on Schedule A to this Agreement.

          “Incremental Subsidiary Purchase Price” means the amount by which the aggregate purchase price paid by the Company to consummate the Subsidiary Transfers exceeds three (3) Euros.

          “Indemnified Liabilities” means:

(a) all Liabilities arising out of or relating to any Pre-Closing Period Actions;

          (b) all Company Indebtedness existing as of the Closing Date (including, without limitation, for the avoidance of doubt, (i) any Company Indebtedness that, for whatever reason, is not taken into account in the calculation of the Closing Cash Consideration and (ii) any amounts that become owing to the Walloon Region arising out of or relating to the Walloon Region Grant Agreement);

          (c) all Liabilities arising out of or relating to the Plans (including the termination or winding up of any such Plans) or any other benefit or compensation plan, program, agreement or arrangement sponsored, maintained, administered or contributed to by the Company or any prior to or on the Closing Date;

          (d) all Liabilities arising out of or relating to the employment, potential employment or termination of employment of any Person prior to or on the Closing Date, including (i) all Liabilities for salaries, wages, commissions, bonuses, deferred compensation, vacation pay,

Exhibit A-4

sick pay, paid time off and other employee benefits of any nature (including any retiree benefits) that are payable or owed to any current or former employee or independent contractor in respect of services rendered, or welfare benefit claims incurred, prior to or on the Closing Date, (ii) all Liabilities arising out of or relating to claims by any current or former employee or independent contractor for workers’ compensation or disability benefits payable on account of any injury, illness or other condition arising prior to or on the Closing Date, (iii) all Liabilities (including severance and related obligations) arising out of or relating to the termination of any employee or independent contractor prior to or on the Closing Date, and (iv) all Liabilities arising out or relating to any misclassification of any Person, as white collar (employee), blue collar employee (ouvrier) or independent contractor;

          (e) all Liabilities arising out of or relating to a breach or default by the Company or any of its Subsidiaries prior to or on the Closing Date of any Contract to which the Company or any of its Subsidiaries is a party;

(f) all Liabilities arising out of or relating to any failure of the Company to comply prior to or on the Closing Date with any Applicable Law (including, without limitation, any Environmental Law);

          (g) all Liabilities arising out of or relating to any failure of the Company to pay any amounts (including any interest, penalties, fees and additions imposed by any Governmental Entity with respect to such amounts) to any state abandoned property administrator or other public official pursuant to any abandoned property, escheat or similar law that is attributable to abandoned or unclaimed property the liability for which accrued on or prior to the Closing Date;

          (h) any accounts payable or other accrued expenses arising prior to or at the Closing that the Company or any of its Subsidiaries fail to pay in the ordinary course of business consistent with past practice (i.e., in the absence of the transactions contemplated hereby);

(i) all Liabilities arising prior to the Closing to indemnify, reimburse or advance amounts to any director, officer, employee or agent of the Company or any of its Subsidiaries; and

(j) all Liabilities arising out of or relating to any product liability or product warranty claims that arise out of or related to the Pre-Closing Period.

          “Indemnified Party” means a party entitled to indemnification pursuant to Article 9.

          “Indemnifying Party” means a party required to provide indemnification pursuant to Article 9.

          “Intellectual Property Rights” means all of the following in any jurisdiction throughout the world:

(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents;

Exhibit A-5

          (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Domain Names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

(c) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith;

(d) all mask works and all applications, registrations, and renewals in connection therewith;

          (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(f) all computer software (including source code, executable code, data, databases and related documentation);

(g) all advertising and promotional materials;

(h) all other proprietary rights; and

(i) all copies and tangible embodiments thereof (in whatever form or medium).

          “Knowledge of the Shareholders” means the actual knowledge of: (a) any of the Shareholders; (b) any of the directors (“administrateurs”, “gérants”, “Geschäftsführer”) or (c) any employee of the Company or any of its Subsidiaries being part of the management team; provided, however, that such persons will be charged with such knowledge as they would have received had they made reasonable inquiry of such employees and other personnel of the Company or its Subsidiaries, as applicable, having responsibility over the matters represented.

          “Leased Real Property” means each parcel of real property leased by the Company or any of its Subsidiaries (as lessee or lessor), as indicated on Section 3.10(a) of the Disclosure Schedule.

          “Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          “made available” means when used with respect to any material or item that, on or before 5:00 p.m. Brussels time on the second (2nd) Business Day immediately preceding the date of this Agreement, the Shareholders have posted (or caused to be posted) a true, complete and correct copy of such material or item to the online data room entitled “Jewell 2014” hosted by Merrill Datasite in connection with the transactions contemplated hereby.

          “Material Adverse Effect” means, with respect to any Person, any effect, or series of effects that, individually or in the aggregate, materially adversely affects (a) the business, properties, financial condition, operations or prospects of such Person, or (b) the ability of such Person to

Exhibit A-6

perform its obligations under this Agreement or any agreements attached hereto or made a part hereof.

          “New Service Agreement” means a Service Agreement, in the form attached hereto as Exhibit F, to be entered into at the Closing by and between the Company and BMG Medical SA.

          “Owned Real Property” means each parcel of real property owned by the Company or any of its Subsidiaries (as lessee or lessor), as indicated on Section 3.10(a) of the Disclosure Schedule.

          “Parent” means MGC Diagnostics Corporation, a Minnesota corporation and the ultimate parent of Purchaser.

          “Patents” means patents and applications therefor and all reissues, revisions, divisions, renewals, extensions, provisionals, continuations, continuations-in-part thereof and all patent disclosures and reexaminations relating thereto.

          “Payoff Letters” means the payoff letters delivered pursuant to Section 2.2(a)(vi).

          “Permitted Encumbrances” means (a) statutory liens for Taxes not yet due, (b) non-monetary imperfections of title that do not materially and adversely affect the use, value or operation of the asset(s) subject thereto, and (c) reservations, restrictions, easements, limitations, conditions and other non-monetary Encumbrances of public record that do not materially and adversely affect the use, value or operation of the Company’s or any of its Subsidiary’s assets.

          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, joint-stock company, or Governmental Entity.

          “Plans” means all employee benefit plans, programs, agreements, policies, commitments or arrangements (whether or not in writing), including but not limited to all retirement, pension, profit sharing, deferred compensation, change-in-control, severance pay, paid leave, education, welfare benefit, healthcare, dental, disability, life insurance, retiree, cash bonus, incentive, commission, stock bonus, deferred stock, stock purchase, stock option, stock appreciation, restricted stock or stock units, phantom stock, phantom stock appreciation, flexible spending accounts and fringe benefits

          “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins the day following the Closing Date will constitute a Post-Closing Period.

          “Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on the Closing Date will constitute a Pre-Closing Period.

          “Pre-Closing Period Actions” means (a) all Actions pending on the Closing Date and (b) all Actions initiated after the Closing Date that arise out of or relate to any action, inaction, error, omission, event or condition existing or occurring prior to or on the Closing Date.

Exhibit A-7

          “Pro Rata Share” with respect to the Shareholders, means (a) eighty percent (80%) for G. Martinot and (b) twenty percent (20%) for J. Martinot.

          “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

          “Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued Patent, trademark, Copyright, design right or other similar registration.

          “Regulatory Representations” means the representations and warranties of the Shareholders contained in Section 3.17 (Taxes), Section 3.18 (Environmental Matters) and Section 3.21 (Employee Benefits).

          “Restricted Period” means the period commencing on the Closing Date and ending on (a) in the case of G. Martinot the later of (i) the fifth (5th) anniversary of the Closing Date or (ii) the second (2nd) anniversary of the date on which G. Martinot ceases to provide services to the Company, whether directly or indirectly, or (ii) in the case of J. Martinot, the third (3rd) anniversary of the Closing Date.

          “Right of First Offer Agreement” means the Right of First Offer Agreement, in the form attached hereto as Exhibit G, to be entered into by and between the Company and J. Martinot at the Closing.

          “Specified Items” means the following: (a) the Subsidiary Transfers; (b) Taxes owing by the Company or any of its Subsidiaries relating to their consolidated income for the period January 1, 2014 through the Closing Date (but specifically excluding, for the avoidance of doubt, any (i) past due social security contributions or (ii) social security contributions that are the subject of an extension of any kind or nature); (c) business valuation services provided by Deloitte Consulting; (d) the environmental compliance issues identified by ENVIRON in its draft Phase I Environmental Site Assessment and Limited Environmental Compliance Review dated May 2014, as delivered to Parent; (e) the Identified Claim; and (f) the dividends owing to J. Martinot that have not been paid as of the Closing, as specified under clause (ii) on Section 3.26 of the Disclosure Schedule.

          “Subsidiary” means, when used with reference to a specified Person, any Person that is directly or indirectly Controlled by the specified Person.

          “Taxes” means any federal, state, provincial, municipal, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, increment, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person

          “Tax Contest” means any audit, investigation, claim, litigation, assessment, reassessment, dispute or controversy relating to Taxes.

Exhibit A-8

          “Tax Law” means any and all laws, statutes, ordinances, rules, regulations, Collective Bargaining Agreements, orders or determinations of any Governmental Entity currently in effect and pertaining to any Taxes.

          “Tax Return” means any return, report, statement or other similar filing required to be supplied to a taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Territory” means all countries in which the Company or any of its Subsidiaries has installed products, including, without limitation, the countries set forth on Exhibit H.

          “Trade Secrets” means all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein.

          “Transaction Expenses” means any and all expenses of the Company or any of its Subsidiaries or the Shareholders incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of attorneys, investment bankers, accountants and other advisors and service providers.

          “Walloon Region Grant Agreement” means that certain Agreement between the Walloon Region and the Company concerning a recoverable advance of a maximum of Two Hundred Sixty-Four Thousand Euro (€264,000) for research and development of a measurement device for the pulmonary valve dated November 10, 2011.

          “Warrants” means three-year warrants to purchase an aggregate of One Million Euro (€1,000,000) worth of MGC common stock, in the form attached hereto as Exhibit I, to be issued to the Shareholders at the Closing in accordance with their Pro Rata Shares.

          “Working Capital” means the sum of the book values of all assets of the Company and its Subsidiaries that constitute current assets under GAAP, including Cash, less the sum of the book values of all Liabilities of the Company and its Subsidiaries that constitute current liabilities under GAAP, excluding any and all Liabilities that the Shareholders have paid or discharged prior to Closing or have expressly agreed to pay after the Closing Date under the terms of this Agreement.

Exhibit A-9